Exhibit 4.42
EXECUTION VERSION
SETTLEMENT
AND
PURCHASE AND SALE
AGREEMENT
AMONG
ASARCO LLC,
AR SILVER BELL, INC.,
COPPER BASIN RAILWAY, INC.,
ASARCO SANTA CRUZ, INC.,
STERLITE (USA), INC.
AND
STERLITE INDUSTRIES (INDIA) LTD
Dated as of March 6, 2009

i

Exhibits

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C-1	Purchaser Opinion
Exhibit C-2	Guarantor Opinion
Exhibit D	Form of Purchaser Promissory Note
Exhibit E	Closing Accounts Statement Principles and Illustration
Exhibit F-1 through
Exhibit F-4	Forms of Deeds
Exhibit G	Form of Leasehold Deed
Exhibit H	Form of Assignment and Assumption of Ground Lease Agreement
Exhibit I	Form of Patent Assignment
Exhibit J	Form of Trademark Assignment
Exhibit K	Services to be Included in Transition Services Agreement
Exhibit L	Form of Security Agreement
Exhibit M-1	Form of Sterlite Settlement Motion

Exhibit M-2	Form of Sterlite Agreed Order
Exhibit N-1	Form of Mortgage (Texas)
Exhibit N-2	Form of Mortgage (Arizona)
Exhibit O-1	First L/C
Exhibit O-2	Second L/C
Exhibit O-3	Form of Third L/C
Exhibit P	Environmental Claimants
Seller Disclosure Schedule

Section 1.1A	Permitted Liens
Section 1.1B	Sellers’ Knowledge
Section 3.1(b)	Machinery and Equipment
Section 3.1(c)	Purchased Real Property
Section 3.1(e)(i)	Leases of Real Property (ASARCO as Lessee)
Section 3.1(e)(ii)	Leases of Personal Property
Section 3.1(e)(viii)	Insurance Policies
Section 3.1(e)(xiii)	Real Property Leases (ASARCO as Lessor)
Section 3.1(e)(xiv)	Royalty Agreements
Section 3.1(e)(xv)	Other Contracts
Section 3.1(g)	Motor Vehicles
Section 3.1(j)	Patents
Section 3.1(k)	Trademarks
Section 3.1(m)	Permits
Section 3.1(o)	Patented and Unpatented Mining Claims
Section 3.1(p)	Adversary Proceedings
Section 3.2(c)	Equity Securities
Section 3.2(e)	Retained Proceedings
Section 3.2(g)	Retained Real Property
Section 3.2(j)	Retained Contracts
Section 3.2(n)	Retained Adversary Proceedings
Section 3.5(a)	Assumed Contracts
Section 6.3(a)	Sellers Consents
Section 6.3(b)	Governmental Approvals
Section 6.4	Financial Information
Section 6.5	Compliance with Laws
Section 6.7	Purchased Real Property
Section 6.8(a)	Material Contracts
Section 6.9	Suppliers
Section 6.10(a)	Employee Benefit Plans
Section 6.10(b)	Pension Plans
Section 6.10(d)	Litigation Regarding Employee Benefit Plans
Section 6.11	Environmental Matters
Section 6.12(a)	Labor Matters
Section 6.12(b)	Labor Matters

Section 6.12(c)	Labor Matters
Section 6.13	Taxes
Section 6.14	Insurance
Section 8.2	Conduct of Business
Section 8.9	Bonds and Assurances
Section 9.2(b)	Severance Benefits
Section 9.3	Assumed Benefit Plans
Section 9.9	WARN Act
Section 11.3	Unions

v

SETTLEMENT AND PURCHASE AND SALE AGREEMENT
          This SETTLEMENT AND PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of March 6, 2009 (the “Effective Date”), is entered into by and among ASARCO LLC, a Delaware limited liability company (“ASARCO”); AR Silver Bell, Inc., a Delaware corporation (“ARSB”); Copper Basin Railway, Inc., a Delaware corporation (“CBRI”); and ASARCO Santa Cruz, Inc., a Delaware corporation (“Santa Cruz”, together with ARSB and CBRI, “Non-Debtor Sellers”; ASARCO and Non-Debtor Sellers collectively referred to herein as “Sellers”, and each individually, a “Seller”); and Sterlite (USA), Inc., a Delaware corporation (“Purchaser”); and Sterlite Industries (India) Ltd, an Indian limited liability company (“Guarantor”).
W I T N E S S E T H:
          WHEREAS, ASARCO filed its voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on August 9, 2005;
          WHEREAS, ASARCO owns 100% of the Equity Securities (as defined below) of each of the Non-Debtor Sellers;
          WHEREAS, the assets and liabilities of ASARCO are subject to the supervision and control of ASARCO as debtor-in-possession subject and pursuant to the jurisdiction of the Bankruptcy Court (as defined below);
          WHEREAS, Sellers have determined that a prompt sale of the Purchased Assets (as defined below) is necessary in order to preserve the value inherent in the Purchased Assets ultimately available to the creditors of ASARCO;
          WHEREAS, Sellers, Purchaser and Guarantor entered into that certain Purchase and Sale Agreement, dated as of May 30, 2008 (the “Original PSA”), for the prompt sale of the Purchased Assets by Sellers to Purchaser and such Original PSA was terminated by Sellers on October 22, 2008;
          WHEREAS, notwithstanding the termination of the Original PSA, pursuant to Sections 363, 105(a) and 1123(a)(5)(D) of the Bankruptcy Code and the applicable Federal Rules of Bankruptcy Procedure, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Purchased Assets on the terms and subject to the conditions contained in this Agreement; and
          WHEREAS, in connection with the transactions contemplated hereby, Purchaser has delivered to Sellers the Purchaser Opinion (as defined below) and Guarantor has delivered the Guarantor Opinion (as defined below).
          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS
     1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Acquisition Proposal” means any proposal or offer for a merger, recapitalization, share exchange, debt-for-equity exchange, distribution of securities for the benefit of the stakeholders of ASARCO, consolidation or similar transaction involving a sale or purchase (directly or through a proposed investment in equity securities, debt securities or claims of creditors) of all or substantially all of the Purchased Assets or all or substantially all of the Equity Securities of ASARCO or of the Non-Debtor Sellers, other than the transactions contemplated by the terms of this Agreement. For the avoidance of doubt, an Acquisition Proposal does not include a proposal or offer for a Stand-Alone Plan.
          “Adjustment Amount” means, as of the date that a binding determination of the Closing Accounts Amount has been made in accordance with Section 4.4, the product of (a) 1.6 multiplied by (b) Agreed Working Capital minus the Closing Accounts Amount. In all cases, the Adjustment Amount shall be expressed as a positive number.
          “Affiliate” (and, with a correlative meaning “affiliated”) means, with respect to any Person, (a) any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person or (b) any Subsidiary of such Person. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).
          “Agreed Working Capital” means an amount equal to $253,000,000.00.
          “Agreement” shall have the meaning set forth in the preamble hereto.
          “Allocation” shall have the meaning set forth in Section 4.5.
          “Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Transition Services Agreement, the Patent Assignment, the Trademark Assignment, the Deeds, the Leasehold Deeds, the Mortgages, the Security Agreement and the other documents to be delivered in connection therewith, Purchaser Promissory Note and the Assignment and Assumption of Ground Lease Agreement.
          “Applicable Law” means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.
          “ARSB” shall have the meaning set forth in the preamble hereto.
          “ASARCO” shall have the meaning set forth in the preamble hereto.

          “Asbestos Committee” means the official committee of unsecured creditors appointed for the Lac d’Amiante du Québec Ltée (f/k/a Lake Asbestos of Quebec, Ltd.), Lake Asbestos of Quebec, Ltd., LAQ Canada, Ltd., CAPCO Pipe Company, Inc. (f/k/a Cement Asbestos Products Company) and Cement Asbestos Products Company cases.
          “Asbestos FCR” means Judge Robert C. Pate, appointed by the Bankruptcy Court pursuant to section 524(g) of the Bankruptcy Code to represent future asbestos-related claimants and any and all Persons that may assert demands against ASARCO or any of its affiliated debtors but have not presently done so.
          “Asset Retirement Obligations” means those obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.
          “Assignment and Assumption Agreement” means an Assignment and Assumption Agreement among Sellers and Purchaser, dated as of the Closing Date, substantially in the form of Exhibit A hereto.
          “Assignment and Assumption of Ground Lease Agreement” shall have the meaning set forth in Section 5.2(d).
          “Assumed Contracts” shall have the meaning set forth in Section 3.1(e).
          “Assumed Environmental Liabilities” shall have the meaning set forth in Section 3.3(e).
          “Assumed Liabilities” shall have the meaning set forth in Section 3.3.
          “Assumed Pre-Petition Contracts” shall have the meaning set forth in Section 3.1(e).
          “Assumption-Pending Pre-Petition Contracts” shall have the meaning set forth in Section 3.5(a).
          “Back-Up Bid Agreement” shall have the meaning set forth in Section 8.10(f).
          “Back-Up Bid Option” shall have the meaning set forth in Section 8.10(f).
          “Bankruptcy Cases” means the chapter 11 cases commenced by ASARCO and its affiliated debtors on or after August 9, 2005 (including any case commenced after the date of this Agreement), jointly administered under Case No. 05-21207, but excluding the chapter 11 case commenced by Encycle/Texas, Inc which was converted to a chapter 7 case.
          “Bankruptcy Code” shall have the meaning set forth in the recitals hereto.
          “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division or any other court having jurisdiction over the Bankruptcy Cases from time to time.

          “Bill of Sale” means a Bill of Sale executed by Sellers, dated as of the Closing Date, substantially in the form of Exhibit B hereto.
          “Bonds” means (i) the $100,000,000 ASARCO Incorporated 7.875% Debentures due 2013; (ii) the $150,000,000 ASARCO Incorporated 8.50% Debentures due 2025; (iii) the $71,900,000 Industrial Development Authority of the County of Gila, Arizona Debentures due 2027; (iv) the $33,160,000 Lewis and Clark County, Montana Debentures due 2027; (v) the $27,740,000 Nueces River Authority Debentures due 2027; (vi) the $34,800,000 Lewis & Clark County, Montana Debentures due 2033; and (vii) the $22,200,000 Nueces River Authority Debentures due 2018.
          “Bonds and Assurances” shall have the meaning set forth in Section 8.9.
          “Books and Records” means all books, records, data and files (in any form or medium, including computerized or electronic) of the Business relating to the Purchased Assets including (i) all books and records of account and other financial records (including Tax records or copies thereof); (ii) all catalogues, brochures, advertising materials, forms of purchase orders, sales orders and invoices and similar sales or marketing materials; (iii) all price lists, customer lists, supplier lists, mailing lists and credit records; (iv) all manuals pertaining to software, products, operations, research, development or maintenance; (v) all records or lists pertaining to supply, production or distribution; (vi) all engineering reports and studies, environmental reports and studies, surveys, engineering design plans, blueprints, or mine plans relating to Purchased Real Property; (vii) operating records and operating, safety and maintenance manuals; and (viii) all personnel records (including, personnel files, time and medical records) of all Transferred Employees, personnel policies and procedures, labor relations records (including, all records pertaining to collective bargaining, grievance files and settlements, arbitration decisions and awards), and records relating to affirmative action plans, in each case, to the extent relating specifically to the Purchased Assets, but excluding (A) any such items to the extent relating to any Excluded Assets or Retained Liabilities, (B) any such items to the extent related or pertaining to asbestos or asbestos-containing materials or products or to asbestos personal injury claims or demands against Sellers, including claims which have been litigated, settled or otherwise dealt with by Sellers or any one of the Sellers, and (C) bids, letters of intent, expressions of interest, or other proposals received in connection with the transactions contemplated by the Original PSA, this Agreement or any of the Ancillary Agreements or otherwise and information and analyses relating to such communications (such items described in (A) through (C), the “Retained Books and Records”).
          “Business” means the business of mining, smelting and refining of copper and other metals as conducted by Sellers on the date of this Agreement.
          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.
          “Cash” shall have the meaning set forth in Section 3.2(a).

          “Casualty” shall have the meaning set forth in Section 8.11.
          “CBRI” shall have the meaning set forth in the preamble hereto.
          “CFIUS” shall have the meaning set forth in Section 8.3(d).
          “CFIUS Notice” shall have the meaning set forth in Section 8.3(d).
          “Closing” shall have the meaning set forth in Section 5.1.
          “Closing Accounts Amount” shall have the meaning set forth in Exhibit E hereto.
          “Closing Accounts Statement” shall have the meaning set forth in Section 4.3(a).
          “Closing Date” means the date on which the Closing occurs.
          “Closing Payment” shall have the meaning set forth in Section 4.1.
          “Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, as amended.
          “COBRA” shall have the meaning set forth in Section 9.6(b).
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Collective Bargaining Agreements” means all collective bargaining agreements between ASARCO and its Subsidiaries and any labor union or other representative of current ASARCO employees (including material local agreements, amendments, supplements, letters and memoranda of understanding of any kind) in effect on the Closing Date.
          “Committee” shall mean the official committee of unsecured creditors of ASARCO appointed in connection with the Bankruptcy Cases.
          “Confidentiality Agreement” shall have the meaning set forth in Section 8.5.
          “Confirmation Deadline” shall have the meaning set forth in Section 13.1(b).
          “Contract” means any written contract, indenture, note, bond, loan, instrument, lease, commitment or other agreement.
          “Creditor Constituents” means the Committee, the Asbestos Committee, the Asbestos FCR, the United States Department of Justice, the United Steel Workers Union, and the States of Washington, Montana, Missouri, Arizona and Texas.
          “Cure Claims” means all defaults as of the Closing Date, as determined by the Bankruptcy Court, and all actual or pecuniary losses that have resulted therefrom and are necessary to cure such defaults under any Assumption-Pending Pre-Petition Contract.

          “Deeds” shall have the meaning set forth in Section 5.2(c).
          “Deemed Value” means, in respect of the Purchase Price or a Superior Proposal, the aggregate dollar value to Sellers of all cash and non-cash (as applicable) consideration comprising the Purchase Price or Superior Proposal, as applicable, as determined by the Board of Directors of ASARCO after consultation with its financial and legal advisors, the Creditor Constituents and such other advisors as the Board of Directors of ASARCO chooses, in its sole discretion, to consult.
          “Definitive Agreement” means a binding definitive written agreement, enforceable against the parties thereto, that effects the consummation of a Superior Proposal. A Definitive Agreement does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral or written agreement in principle or acceptance of an offer or bid by any Person.
          “Deposit” shall have the meaning set forth in Section 4.2.
          “Disclosure Statement” means the disclosure statement relating to the Plan to be filed after the date hereof by ASARCO with the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code (including all schedules and exhibits thereto), as such disclosure statement may be amended or modified from time to time, that, to the extent it describes this Agreement, Purchaser (and Guarantor) and the transactions contemplated hereby, is in form and substance reasonably satisfactory to Purchaser.
          “Disclosure Statement Approval Date” means the date on which the Disclosure Statement shall have been approved by the Bankruptcy Court.
          “Effective Date” shall have the meaning set forth in the preamble hereto.
          “Effective Order” means a Plan Confirmation Order entered by the Bankruptcy Court or the United States District Court that has jurisdiction over the Bankruptcy Cases: (a) which the time to appeal or seek certiorari, review, reargument, stay or rehearing has expired or has been waived; or (b) as to which an appeal, petition for certiorari, review, reargument, stay or rehearing has been filed, but no stay of the Plan Confirmation Order has been granted or is in effect (and no request for such stay is pending); provided, that no order or judgment shall fail to be an “Effective Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code, Rule 59 or 60 of the Federal Rules of Civil Procedure or Rule 9024 of the Federal Rules of Bankruptcy Procedure may be filed with respect to such order or judgment.
          “Employees” shall have the meaning set forth in Section 9.1(a).
          “Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement or any other Contract, that the enforcement thereof is or may be subject to the effect of (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory contracts generally; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction; and (iii) Applicable Law or public policy limiting the enforcement of provisions providing for the indemnification of any Person.
          “Environmental Claims” means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.
          “Environmental Law” means any Law pertaining to health, industrial hygiene, public safety, occupational safety, mining, mine reclamation, natural or cultural resources, fish, wildlife or other protected species or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et. seq.); the Resource, Conservation and Recovery Act of 1976 (42 U.S.C. § 6901, et. seq.); the Toxic Substances Control Act (15 U.S.C. § 2601, et. seq.); the Clean Water Act (33 U.S.C. § 1251, et. seq.); the Oil Pollution Act of 1990 (33 U.S.C. § 2701, et. seq.); the Clean Air Act (42 U.S.C. § 7401, et. seq.); the Atomic Energy Act (42 U.S.C. § 2011, et. seq.); the Hazardous Materials Transportation Act (49 U.S.C. § 5101, et. seq.); the Emergency Planning and Community Right-To-Know Act (42 U.S.C. 11001, et. seq.); the Endangered Species Act of 1973 (16 U.S.C. §1531, et. seq.); the Federal Land Policy and Management Act of 1976 (43 U.S.C. § 1701, et. seq.); the Lead-Based Paint Exposure Reduction Act (15 U.S.C. § 2681, et. seq.); the Safe Water Drinking Act Amendments of 1996 (42 U.S.C. § 300); the National Historic Preservation Act of 1966; the Mine Safety and Health Act (30 U.S.C. 801 et seq.); the Surface Mining Control and Reclamation Act (30 U.S.C. 1201 et seq.) and state and local counterparts of each of the foregoing.
          “Environmental Permit” means any Permit required under any applicable Environmental Law.
          “Equity Securities” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation (however designated), and any warrants, options or other rights to purchase or acquire any such capital stock and any securities convertible into or exchangeable or exercisable for any such capital stock, (ii) with respect to any partnership, all partnership interests, participations or other equivalents of partnership interests of such partnership (however designated), and any warrants, options or other rights to purchase or acquire any such partnership interests and any securities convertible into or exchangeable or exercisable for any such partnership interests and (iii) with respect to any limited liability company, all membership interests, participations or other equivalents of membership interests of such limited liability company (however designated), and any warrants, options or other rights to purchase or acquire any such membership interests and any securities convertible into or exchangeable or exercisable for any such membership interests.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Exchange Arrangements” shall have the meaning set forth in Exhibit E.

          “Excluded Assets” shall have the meaning set forth in Section 3.2.
          “Excluded Payables” means all accounts payable (trade and other) of any Seller on the Closing Date arising out of the Retained Liabilities or owing to any Affiliate of any Seller (other than trade payables owing to Silver Bell).
          “Excluded Receivables” shall have the meaning set forth in Section 3.2(l).
          “Exon-Florio Provision” shall have the meaning set forth in Section 8.3(d).
          “Final Arbiter” shall have the meaning set forth in Section 4.4(d).
          “Financial Statements” shall have the meaning set forth in Section 6.4.
          “First L/C” shall have the meaning set forth in Section 4.2(a).
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
          “Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, foreign or domestic, including any governmental authority, agency, department, board, commission or instrumentality of the United States or other country, any state, province, tribal authority or any political subdivision of any of the foregoing, and any tribunal, court, arbitrator(s) or other private adjudicator whose decisions are binding of competent jurisdiction, and shall include the Bankruptcy Court.
          “Grupo” means Grupo Mexico S.A.B. de C.V. and its subsidiaries or Affiliates other than ASARCO and any subsidiary or affiliate owned or controlled by ASARCO.
          “Guarantor” shall have the meaning set forth in the preamble hereto.
          “Guarantor Opinion” means the opinion of counsel to Guarantor attached as Exhibit C-2 hereto, delivered to Sellers in connection with the execution and delivery of this Agreement.
          “Hayden Settlement Agreement” means the Administrative Settlement Agreement and Order on Consent for Removal Action, U.S. EPA Region IX, CERCLA Docket No. 2008-09, and the Administrative Settlement Agreement and Order on Consent for Removal Action, U.S. EPA Region IX, CERCLA Docket No. 2008-13, by and among the U.S. Environmental Protection Agency, the Arizona Department of Environmental Quality and ASARCO.
          “Hazardous Materials” means any substance, material, pollutant, contaminant, waste, or special waste, whether solid, liquid or gaseous, that is infectious, toxic, hazardous, explosive, corrosive, flammable or radioactive or which is defined, designated, listed, regulated or included in any Environmental Law, including asbestos or asbestos-containing material, petroleum or petroleum additive substances, polychlorinated biphenyls or sewage.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Included Payables” shall have the meaning set forth in Exhibit E hereto.
          “Included Receivables” shall have the meaning set forth in Exhibit E hereto.
          “Inventory” means the inventories of raw materials, in-process and finished products of the Business, including, supplies, materials and spare parts but excluding, to the extent owned by a Seller, materials provided to a Seller pursuant to Tolling Arrangements or Exchange Arrangements.
          “Inventory Amount” shall have the meaning set forth in Exhibit E hereto.
          “Judgment Currency” shall have the meaning set forth in Section 14.1(g).
          “Law” means any federal, tribal, state or local or provincial law (including common law), statute, code, ordinance, rule, regulation, executive order, Order, administrative or judicial decision, judgment or decree or other requirement enacted, promulgated, issued or entered by a Governmental Authority.
          “Leasehold Deeds” shall have the meaning set forth in Section 5.2(d).
          “Leasehold Property” shall have the meaning set forth in Section 3.1(e)(i).
          “Legal Proceeding” means any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority of any nature, civil, criminal, regulatory or otherwise, in law or in equity.
          “Letters of Credit” shall have the meaning set forth in Section 4.2(c).
          “Liabilities” means any and all debts, losses, liabilities, claims (including claims as defined in the Bankruptcy Code), damages, demands under Section 524(g) of the Bankruptcy Code, expenses, fines, costs, royalties, proceedings, deficiencies or obligations (including those arising out of any Legal Proceeding, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, and whether or not resulting from third party claims, and any reasonable out-of-pocket costs and expenses (including reasonable legal counsels’, accountants’, or other fees and expenses incurred in defending any Legal Proceeding or in investigating any of the same or in asserting any rights hereunder).
          “Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, levy or other encumbrance affecting title.
          “Manipulative Breach” means an intentional and willful material breach by ASARCO of its obligations under Sections 8.2(d) (but only as it relates to Purchased Assets other than Inventory or Included Receivables), 8.7(a), (b) and (d) or 8.10(b) and (d) that gives rise to a termination right pursuant to Section 13.1(j) and such act or omission giving rise to such breach was performed with the intent to materially breach this Agreement and to prevent the Closing hereunder, as determined by the Bankruptcy Court, after notice and opportunity to be heard, which may be on an expedited basis.
          “Matching/Topping Right” shall have the meaning set forth in Section 8.10(e).
          “Material Contracts” shall have the meaning set forth in Section 6.8(a).
          “Mission Mine Settlement Agreement” means that certain Settlement Agreement between the United States of America, ASARCO, the Tohono O’odham Nation, the San Xavier Allottee’s Association, and the San Xavier District.
          “Mortgages” shall have the meaning set forth in Section 5.3(k).
          “Negotiation Period” shall have the meaning set forth in Section 4.4(b).
          “Non-Debtor Contracts” shall have the meaning set forth in Section 3.1(e).
          “Non-Debtor Sellers” shall have the meaning set forth in the preamble hereto.
          “Non-Target Properties” means all real property that is not (i) a Real Property or (ii) a Silver Bell Property.
          “Non-Union Employees” shall have the meaning set forth in Section 9.1(a).
          “Non-US Taxing Jurisdiction” shall have the meaning set forth in Section 14.1(h).
          “Objection Date” shall have the meaning set forth in Section 4.4(a).
          “Objection Notice” shall have the meaning set forth in Section 4.4(a).
          “Obligations” shall have the meaning set forth in Section 14.1(a).
          “Obligations Currency” shall have the meaning set forth in Section 14.1(g).
          “Order” means any final and non-appealable order, injunction, judgment, stipulation, decree, ruling, writ, assessment or arbitration award issued by a Governmental Authority or any legally binding and enforceable conciliation or settlement agreement with any Governmental Authority.
          “Ordinary Course of Business” means the ordinary conduct of business of Sellers, taken as a whole, relating to the Business, either (i) consistent with past practice during the pendency of and, as applicable, taking into account the Bankruptcy Cases, or (ii) consistent with reasonably prudent management of the Business (as determined by the Board in its business judgment) in response to economic and industry conditions.

          “Organizational Documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and the bylaws of such corporation, (ii) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company, (iii) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership and (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address all matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships.
          “Original PSA” shall have the meaning set forth in the recitals hereto.
          “OSHA” means the Occupational Safety and Health Act of 1970, as amended.
          “Patent Assignment” shall have the meaning set forth in Section 5.2(j).
          “Patents” means issued United States and foreign patents and pending patent applications.
          “Pension Plan” shall have the meaning set forth in Section 6.10(b).
          “Periodic Taxes” shall have the meaning set forth in Section 10.2.
          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates.
          “Permitted Liens” means (i) all Liens set forth in Section 1.1A of the Seller Disclosure Schedule, (ii) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, to the extent that a reserve has been established therefor or such amount has been deposited with the appropriate Governmental Authority or other adjudicating Person, (iii) mechanic’s, materialman’s, warehouseman’s, carrier’s and similar liens for labor, materials or supplies, as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (iv) purchase money security interests arising in the Ordinary Course of Business, (v) any Lien arising out of a Tolling Arrangement or Exchange Arrangement, to the extent not arising out of a breach of such Tolling Arrangement or Exchange Arrangement, (vi) rights of landlords in respect of any Leasehold Property where the applicable lease is not in default, (vii) any Lien that, pursuant to Section 363(f) of the Bankruptcy Code, will be released upon entry of the Plan Confirmation Order; and (viii) such other Liens as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
          “Person” means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company,

trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
          “Plan” means the plan of reorganization prepared by ASARCO and filed after the date hereof with the Bankruptcy Court as (or intended to be) confirmed by the Plan Confirmation Order that contains terms and conditions, that to the extent they relate to this Agreement, Purchaser, Guarantor and the transactions contemplated hereunder, are reasonably satisfactory to Purchaser.
          “Plan Confirmation Order” means an order of the Bankruptcy Court or the United States District Court that has jurisdiction over the Bankruptcy Cases, that, to the extent the order relates to this Agreement, Purchaser (and Guarantor) or the transactions contemplated hereunder is reasonably satisfactory to Purchaser, and in a form acceptable to Sellers in all respects, approving this Agreement and all of the terms and conditions hereof, and approving and authorizing Sellers to consummate the transactions contemplated hereby, including the transfer of the Purchased Assets to Purchaser. The Plan Confirmation Order shall find and provide, among other things, that (i) the transfer of the Purchased Assets by Sellers to Purchaser pursuant to this Agreement (A) will be legal, valid and effective transfers of the Purchased Assets; (B) will vest Purchaser with all right, title and interest of Sellers in and to the Purchased Assets, free and clear of any Liens, claims, interests and encumbrances, other than Permitted Liens and the Assumed Liabilities, pursuant to Section 363(f) of the Bankruptcy Code (including any right of setoff, recoupment, netting or deduction); (C) constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and under Applicable Law; and (D) qualifies for exemption under section 1146(c) of the Bankruptcy Code such that Transaction Taxes will be exempted pursuant to, and to the fullest extent allowed by, Section 1146(c) of the Bankruptcy Code; (ii) the transactions contemplated by this Agreement are undertaken by Purchaser and ASARCO at arm’s length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code; (iii) ASARCO has complied with the notice requirements of Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure and any applicable rules of the Bankruptcy Court with respect to the transactions contemplated by this Agreement, the Ancillary Agreements and by all other agreements, documents and instruments contemplated in connection with this Agreement; (iv) ASARCO has satisfied all of the requirements of, and are authorized pursuant to, Section 363(b) and (f) of the Bankruptcy Code to enter into this Agreement and to consummate the transactions contemplated hereby; and (v) present and future asbestos claims and demands are enjoined from being asserted against ASARCO; ASARCO’s officers, directors and Subsidiaries; Purchaser, Guarantor and the Purchased Assets (and against any officer, director, Affiliate or assets of Purchaser or Guarantor) pursuant to a channeling injunction issued in compliance with Section 524(g) of the Bankruptcy Code.
          “Pre-Petition Contracts” shall have the meaning set forth in Section 3.1(e).
          “Post-Petition Contracts” shall have the meaning set forth in Section 3.1(e).
          “Proprietary Software” shall have the meaning set forth in Section 3.1(i).
          “Proration Periods” shall have the meaning set forth in Section 10.2.

          “Purchase Price” shall have the meaning set forth in Section 4.1.
          “Purchased Assets” shall have the meaning set forth in Section 3.1.
          “Purchased Real Property” shall have the meaning set forth in Section 3.1(c).
          “Purchaser” shall have the meaning set forth in the preamble hereto.
          “Purchaser Bad Faith Event” shall have the meaning set forth in Section 13.2(c).
          “Purchaser Breach” shall have the meaning set forth in Section 4.2(e).
          “Purchaser Claims” shall have the meaning set forth in Section 2.1(b).
          “Purchaser Opinion” means an opinion of counsel to Purchaser delivered to Sellers in connection with the execution and delivery of this Agreement attached as Exhibit C-1 hereto.
          “Purchaser Promissory Note” means a promissory note in the principal amount of $600,000,000.00 (as adjusted pursuant to
Section 4.3(c) herein and Section 2.7 therein) issued at Closing by Purchaser to ASARCO Administration Company LLC (or such other Person as ASARCO may designate in accordance with the Plan) in the form of Exhibit D hereto.
          “Purchaser Released Parties” shall have the meaning set forth in Section 2.1(a).
          “Purchaser Releasing Party” shall have the meaning set forth in Section 2.1(b).
          “Qualified Bank” means ABN AMRO Bank N.V., Chicago or any commercial bank with a rating of at least A+ (S&P) and Aa2 (Moody’s) (except that if a bank is only rated by either S&P or Moody’s and not both, such bank must have the minimum rating by either S&P or Moody’s, as applicable) that is organized or domiciled in the United States of America and that is reasonably satisfactory to Sellers.
          “Real Property” shall have the meaning set forth in Section 3.1(e)(i).
          “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.
          “Release Conditions” shall have the meaning set forth in Section 2.1(c).
          “Remedial Action” means all action to (a) investigate, clean up, remove, treat or handle in any other way Hazardous Materials in the environment; (b) restore or reclaim the environment or natural resources; (c) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment; or (d) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property.

          “Representatives” shall have the meaning set forth in Section 8.10(a)(ii).
          “Retained Books and Records” shall have the meaning set forth in the definition of Books and Records.
          “Retained Liabilities” shall have the meaning set forth in Section 3.4.
          “Santa Cruz” shall have the meaning set forth in the preamble hereto.
          “Santa Cruz JV Agreement” means the Santa Cruz Joint Venture Agreement, dated as of July 1, 1977, between Freeport Copper Company and Santa Cruz, as amended, and as modified by that certain Modification Agreement, dated as of April 11, 1990, among FCC, Freeport-McMoRan Inc., ASARCO Santa Cruz and ASARCO Incorporated, as further modified and amended.
          “Second L/C” shall have the meaning set forth in Section 4.2(b).
          “Securities Act” shall have the meaning set forth in Section 7.5.
          “Security Agreement” means the Security Agreement, dated as of the Closing Date, between Purchaser and ASARCO substantially in the form of Exhibit L hereto.
          “Seller Claims” shall have the meaning set forth in Section 2.1(a).
          “Seller Data Room” means the online IntraLinks data room set up by Sellers.
          “Seller Disclosure Schedule” means the Disclosure Schedule delivered to Purchaser pursuant to this Agreement.
          “Seller Employee Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), stock option, stock purchase, stock appreciation right, incentive, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by Sellers or with respect to which any of Sellers or their Affiliates have any obligation or liability.
          “Seller Material Adverse Effect” means (a) a material adverse effect on the financial condition of the Business (to the extent related to the Purchased Assets and Assumed Liabilities) or the condition of the Purchased Assets, taken as a whole, or (b) any change, circumstance or event that, individually or in the aggregate, would materially hinder or materially and adversely affect Sellers’ ability to consummate the transactions contemplated by this Agreement, excluding, in each case, any such effect, change, circumstance or event attributable to or resulting from (i) the announcement, pendency or consummation of this Agreement, the sale of the Purchased Assets or any other action by Sellers or its Affiliates required or expressly contemplated by this Agreement, (ii) the conversion or dismissal of any Bankruptcy Case or the filing of additional petitions under Chapter 11 of the Bankruptcy Code by or involving any of Sellers’ Affiliates, (iii) any outbreak of hostility, terrorist activities or war, (iv) any changes in general economic (including changes in the securities markets, commodity prices or foreign exchange rates), political or regulatory conditions generally, (v) any changes in economic, political or regulatory conditions in the mining or smelting industries or other industries in which Sellers operate, (vi) any change in Applicable Law or accounting regulations or interpretations thereof by any court, accounting regulatory authority or other Governmental Authority, (vii) any action or omission of any Seller taken in accordance with the terms of this Agreement or with the prior written consent of Purchaser, (viii) any failure by any Seller to meet any projections, budgets, plans or forecasts (but not excluding the underlying cause of such failure to meet projections, budgets, plans or forecasts) or (ix) any expenses incurred by any Seller in the Ordinary Course of Business or in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby; provided, however, that in the case of clauses (iv), (v) and (vi), such changes do not affect Sellers in a materially disproportionate manner compared to other businesses conducting a business substantially similar to the Business of Sellers. Any determination as to whether any condition or other matter has a Seller Material Adverse Effect shall be made only after taking into account all proceeds or amounts that are expected to be received by Purchaser with respect to such condition or matter from insurance policies.
          “Seller Released Parties” shall have the meaning set forth in Section 2.1(b).
          “Seller Releasing Party” shall have the meaning set forth in Section 2.1(a).
          “Sellers” shall have the meaning set forth in the preamble hereto.
          “Sellers’ Accountants” means Keegan, Linscott & Kenon, P.C., Grant Thornton LLP, or such other firm of independent accountants that ASARCO’s Board of Directors may approve and appoint to audit Sellers’ financial statements.
          “Sellers’ Knowledge” means the actual knowledge, without any requirement of inquiry or investigation, of any of the individuals listed in Section 1.1B of the Seller Disclosure Schedule.
          “Silver Bell” means Silver Bell Mining, L.L.C., a Delaware limited liability company.
          “Silver Bell Interests” shall have the meaning set forth in Section 3.1(h).
          “Silver Bell LLC Agreement” means that certain Membership Interest Agreement, dated February 5, 1996, among Ginrei, Inc., MSB Copper Corp. and ARSB, as amended, as located in section 2.05.04 of the Seller Data Room.
          “Silver Bell Property” means all real property owned or leased by Silver Bell.
          “Stand-Alone Plan” means a plan of reorganization sponsored by a Person other than Purchaser or Guarantor which the Board of Directors of ASARCO determines (after consultation with its legal and financial advisors and the Creditor Constituents) in good faith would, if consummated and taking into account all factors deemed relevant by the Board of Directors of ASARCO, be more favorable to ASARCO and its stakeholders than the transactions contemplated by this Agreement; provided, however, that, for purposes of the stand-alone plan proposal only, any costs or benefits of any claims which may be made against Purchaser or Guarantor under the Original PSA shall be excluded from the analysis of such stand-alone plan.
          “Sterlite Agreed Order” shall have the meaning set forth in Section 2.2.
          “Sterlite Settlement Motion” shall have the meaning set forth in Section 2.2.
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.
          “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of ASARCO determines (after consultation with its legal and financial advisors) in good faith (i) is reasonably likely to be consummated in a timely manner, taking into account all factors deemed relevant by the Board of Directors of ASARCO (including all legal, financial and regulatory aspects of the proposal and the Person making the proposal), (ii) if consummated would, taking into account all factors deemed relevant by the Board of Directors of ASARCO (including the amounts that would be owed to Purchaser under Section 13.2(b)(v) (if any) and if, and only to the extent, this Agreement has not been terminated prior to the execution of a Definitive Agreement in respect of such Acquisition Proposal, the costs reasonably likely to be incurred in connection with the negotiation of an Acquisition Proposal), result in a transaction more favorable to ASARCO and its stakeholders than the transactions contemplated by this Agreement and (iii) provides a Deemed Value to ASARCO and its bankruptcy estate that exceeds, by the Superior Proposal Threshold, the Deemed Value of this Agreement and the transactions contemplated hereby; provided, however, that, in the case of each of the foregoing clauses, for purposes of the Acquisition Proposal only, any costs or benefits of any claims which may be made against Purchaser or Guarantor under the Original PSA shall be excluded from the analysis of such Acquisition Proposal.
          “Superior Proposal Threshold” means $25,000,000 plus the amount that would be owed to Purchaser under Section 13.2(b)(v) (if anything) following termination of this Agreement.
          “Suppliers” shall have the meaning set forth in Section 6.9.
          “Survey” shall have the meaning set forth in Section 8.8.
          “Tax” means any (a) federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, customs, duties, net worth, sales, use, goods and services, gross receipts, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, duty, stamp duty, transfer, conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Taxing Authority, and (b) liability for the payment of any Tax (i) as a result of being a member of a consolidated, combined, unitary or affiliated group that includes any other Person, (ii) by reason of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person for Taxes, including, a Tax sharing, Tax indemnity or similar agreement, or (iii) by reason of transferee or successor liability.
          “Tax Return” means any return, report, declaration, election, statement, information return or other document required to be filed with any Taxing Authority with respect to Taxes, including any amendments thereof.
          “Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.
          “Termination Date” shall have the meaning set forth in Section 13.1(c).
          “Third L/C” shall have the meaning set forth in Section 4.2(c).
          “Title Company” shall have the meaning set forth in Section 8.8.
          “Title Policy” shall have the meaning set forth in Section 8.8.
          “Title Report” shall have the meaning set forth in Section 8.8.
          “Tolling Arrangements” means those commercial arrangements between ASARCO and certain third parties pursuant to which ASARCO agrees to receive raw materials from such third parties for toll conversion and return certain finished products to such third parties.
          “Trademark Assignment” shall have the meaning set forth in Section 5.2(k).
          “Trademarks” means United States, state and foreign trademarks, service marks, trade names and logos and all applications to register the foregoing.
          “Transaction Taxes” shall have the meaning set forth in Section 10.1.
          “Transferred Employees” shall have the meaning set forth in Section 9.1(a).
          “Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, between Purchaser and ASARCO, to be negotiated in accordance with Section 8.14, which will include, among other things, the services and terms described in Exhibit K hereto.
          “Union Employees” shall have the meaning set forth in Section 9.1(a).

          “Unions” means those unions listed in Section 11.3 of the Seller Disclosure Schedule.
          “Unpaid Cure Claims Amount” means, with respect to any Assumption-Pending Pre-Petition Contract, the aggregate amount of any Cure Claims that remains unpaid as of the Closing Date for any reason, provided that if such amount remains disputed as of such date, the “Unpaid Cure Claims Amount” shall be such amount as is asserted by the non-debtor counterparty to such Contract.
          “WARN Act” shall have the meaning set forth in Section 9.9.
     1.2 Other Terms. Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
     1.3 Certain Rules of Construction. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years or (b) any reference to a “Section,” “Article” or “Exhibit” shall be deemed to refer to a section or article of this Agreement, a Disclosure Schedule or an exhibit attached to this Agreement. Unless the context otherwise requires, the words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. All references to dollar amounts are to the lawful currency of the United States of America. A reference to any Law shall include all modifications, amendments and re-enactments thereof.
ARTICLE II
SETTLEMENT AND RELEASE
     2.1 Settlement and Release.
          (a) Effective only if and when a Release Condition occurs, each Seller, on behalf of itself and its successors, assigns, Representatives and Subsidiaries (each, a “Seller Releasing Party”), will fully and forever irrevocably and unconditionally release and discharge each of Purchaser and Guarantor and its successors, permitted assigns, Representatives and Affiliates (each a “Purchaser Released Party” and collectively, “Purchaser Released Parties”) from any and all Liabilities both at law and in equity which a Seller Releasing Party has, has ever had, or may hereafter have against any Purchaser Released Party arising out of the Original PSA (collectively, the “Seller Claims”). No release is made by any Seller Releasing Party unless and until a Release Condition occurs and unless and until a Release Condition occurs all of the Seller Claims against each of Purchaser and Guarantor shall remain fully enforceable. If no Release Condition occurs, the release contained in this Section 2.1(a) shall not become operational or effective.

          (b) Effective only if and when a Release Condition occurs, each of Purchaser and Guarantor, on behalf of itself and its successors, assigns, Representatives and Subsidiaries (each, a “Purchaser Releasing Party”), will fully and forever irrevocably and unconditionally release and discharge each Seller and its successors, assigns, Representatives and Affiliates (each a “Seller Released Party” and collectively, “Seller Released Parties”) from any and all Liabilities both at law and in equity which a Purchaser Releasing Party has, has ever had, or may hereafter have against any Seller Released Party arising out of the Original PSA (collectively, “Purchaser Claims”). No release is made by any Purchaser Releasing Party unless and until a Release Condition occurs and unless and until a Release Condition occurs all of the Purchaser Claims against Sellers shall remain fully enforceable. If no Release Condition occurs, the release contained in this Section 2.1(b) shall not become operational or effective.
          (c) For purposes of this Agreement, a “Release Condition” means the occurrence after the entry of the Sterlite Agreed Order by the Bankruptcy Court of any of the following: (i) the Closing hereunder prior to or on the Termination Date; (ii) both (A) the termination of this Agreement pursuant to Section 13.1(d) due to the Bankruptcy Court’s approval of a Superior Proposal that is evidenced by a Definitive Agreement duly executed by all parties thereto and (B) subsequent to such termination, the consummation by ASARCO and a Person other than Purchaser or Guarantor (or any of their respective Affiliates) of such Superior Proposal; (iii) both (A) the termination of this Agreement pursuant to Section 13.1(e) due to the Bankruptcy Court’s approval of a Stand-Alone Plan approved and supported by the Board of Directors of ASARCO and (B) subsequent to such termination, the consummation of such Stand-Alone Plan; (iv) both (A) the termination of this Agreement pursuant to Section 13.1(b), (c), (f), (g), (h)(ii), (j) or (m), and (B) subsequent to such termination, the consummation by ASARCO and a Person other than Purchaser or Guarantor (or any of their respective Affiliates) of a Superior Proposal; provided, that a Definitive Agreement for such Superior Proposal is duly executed by all parties thereto no later than the 180th day following such termination; or (v) the termination of this Agreement by Purchaser pursuant to Section 13.1(j) upon the occurrence of a Manipulative Breach; provided, however, that, with respect to the foregoing clauses (ii), (iii), (iv) and (v), in no event shall a Release Condition be deemed to have occurred if any Purchaser Bad Faith Event has occurred. For purposes of this Article II and Section 13.2(b)(v), the Board of Directors of ASARCO shall make its determination of whether or not an Acquisition Proposal is a Superior Proposal at the time the Definitive Agreement for such Acquisition Proposal is executed by all parties thereto. For avoidance of doubt, no Release Condition will occur if the Sterlite Agreed Order is not entered by the Bankruptcy Court.
          (d) Notwithstanding anything to the contrary contained herein, (i) Sellers agree that if this Agreement has not been terminated, they shall not, and they shall cause the other Seller Releasing Parties not to, commence any Legal Proceeding based on any Seller Claims and (ii) Purchaser and Guarantor each agree that if this Agreement has not been terminated, neither shall, and each shall cause the other Purchaser Releasing Parties not to, commence any Legal Proceeding based on any Purchaser Claims.
     2.2 Bankruptcy Court Approval of Settlement and Release. ASARCO shall file with the Bankruptcy Court, as soon as practicable following the execution of this Agreement but in no event later than five Business Days following the Effective Date, a motion pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure in substantially the form of Exhibit M-1 hereto (the “Sterlite Settlement Motion”), and supporting papers seeking the entry of an agreed order of the Bankruptcy Court in substantially the form of Exhibit M-2 hereto (the “Sterlite Agreed Order”) approving the terms of this Article II, the Superior Proposal Threshold, Sections 8.10(b), (c), (e) and (f), and
Section 13.2(b)(v). Sellers shall use their commercially reasonable efforts to have the Sterlite Agreed Order entered as soon as practicable following the filing of the Sterlite Settlement Motion.
     2.3 Reservation of Rights. Except as set forth in this Article II, Purchaser, Guarantor and Sellers reserve any and all rights and remedies existing at law or in equity or arising out of or relating to the Original PSA, including those contained in Section 12.2 thereof, or otherwise, and except as set forth in this Article II nothing herein shall be construed as or constitute a waiver or release of any such rights or remedies.
ARTICLE III
SALE AND PURCHASE OF THE PURCHASED ASSETS
     3.1 Purchased Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, free and clear of all Liens (other than Permitted Liens), all of Sellers’ right, title and interest in and to all properties and assets, whether tangible or intangible, used or held for use by Sellers in the conduct of the Business (other than the Excluded Assets) (the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include all of Sellers’ right, title and interest in and to the following to the extent used or held for use in the conduct of the Business:
          (a) all Inventory;
          (b) all machinery, equipment, fixtures, furniture, computers, tools, parts, supplies and other tangible personal property used, or held for use, in connection with the operation of the Business, including the equipment and machinery listed in Section 3.1(b) of the Seller Disclosure Schedule;
          (c) the real property identified in Section 3.1(c) of the Seller Disclosure Schedule (“Purchased Real Property”), including, all mines, dumps, impoundments, leach pads, tailings, buildings, plants, warehouses, railroad tracks, rights of way, easements, facilities and other improvements and fixtures thereon and appurtenances thereto and all mining rights, mineral rights, mineral claims, riparian rights, water rights, water claims, water allocations and water delivery contracts associated therewith;
          (d) all accounts receivable of Sellers identified on the Books and Records as of the close of business on the Closing Date other than any Excluded Receivables;
          (e) subject to Section 3.2(j), all Contracts (A) that were entered into prior to the filing of the Bankruptcy Cases to which ASARCO is a party that (i) have been assumed by ASARCO prior to the date hereof (the “Assumed Pre-Petition Contracts”) or (ii) are assumed by ASARCO in accordance with Section 3.5 (Contracts referred to in (i) and (ii) collectively referred to herein as, the “Pre-Petition Contracts”), (B) that have been entered into by ASARCO subsequent to the filing by ASARCO of its voluntary petition for relief under Chapter 11 of the Bankruptcy Code, but if entered into after the date hereof, solely to the extent entered into in the Ordinary Course of Business (the “Post-Petition Contracts”), and (C) to which any Non-Debtor Seller is a party on the date hereof or entered into after the date hereof in the Ordinary Course of Business (the “Non-Debtor Contracts”, together with the Pre-Petition Contracts and the Post-Petition Contracts, the “Assumed Contracts”), which may include (to the extent assignable):
          (i) all leases, subleases, licenses or other agreements relating to the occupancy of real property identified in Section 3.1(e)(i) of the Seller Disclosure Schedule, together with all of Sellers’ right, title and interest in and to all fixtures and improvements located thereon and all appurtenances, rights, easements, rights-of-way and other interests incidental thereto, leased, subleased, licensed or occupied by Sellers and used or held for use in the Business (the “Leasehold Property,” the Leasehold Property and the Purchased Real Property collectively the “Real Property”);
          (ii) all leases of equipment, fixtures, furniture, computers, tools, parts, supplies and other tangible personal property leased by Sellers and used or held for use in the Business and identified in Section 3.1(e)(ii) of the Seller Disclosure Schedule;
          (iii) all Contracts with any Transferred Employees, which for clarification shall not include the Collective Bargaining Agreements which are expressly excluded from Assumed Contracts;
          (iv) all Contracts through which any computer software system or program is licensed to any Seller;
          (v) all Contracts governing Tolling Arrangements with other Persons;
          (vi) all Contracts with any customer of any Seller;
          (vii) all Contracts with any supplier of any Seller;
          (viii) the insurance policies identified in Section 3.1(e)(viii) of the Seller Disclosure Schedule;
          (ix) certain Seller Employee Benefit Plans as and to the extent provided in Article IX, and the assets related thereto;
          (x) all confidentiality agreements entered into between ASARCO and any prospective bidder in connection with the transactions contemplated hereunder;
          (xi) the leases and other assets assumed pursuant to the Mission Mine Settlement Agreement and the Order of the Bankruptcy Court entered on April 9, 2008 approving the Mission Mine Settlement Agreement, including the Access

Agreement executed by certain of the parties to the Mission Mine Settlement Agreement on April 13, 2007 and corresponding Tribal Council Resolution numbers 07-192 and 07-562, and two settlement agreements related to water rights issues in Arizona and the Southern Arizona Water Rights Settlement Agreement that were approved by the Bankruptcy Court in the Order entered under Docket No. 2320;
          (xii) all rights of ASARCO under the Hayden Settlement Agreement and the Mission Mine Settlement Agreement, including in respect of those certain trusts created pursuant thereto;
          (xiii) all leases of real property identified in Section 3.1(e)(xiii) of the Seller Disclosure Schedule pursuant to which any Seller is a lessor of any Purchased Real Property;
          (xiv) the royalty agreements identified in Section 3.1(e)(xiv) of the Seller Disclosure Schedule;
          (xv) the other Contracts identified in Section 3.1(e)(xv) of the Seller Disclosure Schedule;
          (xvi) Santa Cruz JV Agreement and, subject to Section 3.6, Silver Bell LLC Agreement; and
          (xvii) ASARCO’s right, title and interest in and to the Agreement among Noranda Exploration, Inc., Four Metals Mining Company and ASARCO, dated July 6, 1978, entered into in connection with the exploration venture referred to as “Ventura.”
          (f) all prepaid rentals, deposits, security deposits, advances and other prepaid expenses of any Seller other than those paid in connection with or relating to any Excluded Asset;
          (g) all motor vehicles identified in Section 3.1(g) of the Seller Disclosure Schedule;
          (h) subject to Section 3.6, the limited liability company interests of Silver Bell owned by any Seller (“Silver Bell Interests”);
          (i) all copyrights, including copyrights in software, and all software and associated documentation developed or owned by Sellers for use in the Business (the “Proprietary Software”), including all goodwill associated with such Proprietary Software and all rights of Sellers to sue for and receive damages or other relief in respect of any past infringement or other violation of any rights thereto;
          (j) all Patents identified in Section 3.1(j) of the Seller Disclosure Schedule, including all goodwill associated with such Patents and all rights of Sellers to sue for and receive damages or other relief in respect of any past infringement or other violation of any rights thereto;
          (k) all Trademarks identified in Section 3.1(k) of the Seller Disclosure Schedule (including the name “ASARCO”), including all goodwill associated with such Trademarks and all rights of Sellers to sue for and receive damages or other relief in respect of any past infringement or other violation of any rights thereto;
          (l) all Books and Records;
          (m) all Permits used or held for use in the operation of the Business and listed in Section 3.1(m) of the Seller Disclosure Schedule, in each case to the extent the same are assignable;
          (n) rights to any Tax refunds or credits for Taxes related to the ownership or operation of the Business or the Purchased Assets and that are attributable to any taxable periods (or portions thereof) beginning after the Closing Date or that relate to the portion of Transaction Taxes paid by Purchaser pursuant to Section 10.1 if (and only if) Sellers have not borne any Transaction Taxes or Sellers have received refunds or credits of all Transaction Taxes borne by them pursuant to Section 10.1;
          (o) all patented and unpatented mining claims identified in Section 3.1(o) of the Seller Disclosure Schedule; and
          (p) all rights and claims (whether contingent or absolute, matured or unmatured and whether in tort, contract or otherwise) against any Person relating to the adversary proceedings listed in Section 3.1(p) of the Seller Disclosure Schedule.
     3.2 Excluded Assets. Notwithstanding the provisions of Section 3.1 to the contrary, the properties, assets and rights of any Seller described below are expressly excluded from the transactions contemplated by this Agreement and are not included in the Purchased Assets (the “Excluded Assets”):
          (a) all of Sellers’ cash and cash equivalents, on hand or in banks, certificates of deposit, bank or savings and loan accounts and U.S. government securities of any kind or nature on the Closing (collectively, “Cash”);
          (b) rights to any Tax refunds or credits for Taxes (including credits against post-Closing Taxes) related to the ownership or operation of the Business or the Purchased Assets and that are attributable to any taxable periods (or portions thereof) ending on or prior to the Closing Date but excluding any Tax refunds or credits for Taxes relating to the portion of Transaction Taxes paid by Purchaser pursuant to Section 10.1 if (and only if) Sellers have not borne any Transaction Taxes or Sellers have received refunds or credits of all Transaction Taxes borne by them pursuant to Section 10.1;
          (c) all Equity Securities (i) representing ownership in Sellers and (ii) listed in Section 3.2(c) of the Seller Disclosure Schedule and, in the case of each of the entities listed in

Section 3.2(c) of the Seller Disclosure Schedule, all right, title and interest of any such entities in their respective assets, claims and causes of action, property or business;
          (d) all insurance policies except those set forth in Section 3.1(e)(viii) of the Seller Disclosure Schedule;
          (e) all rights, claims, causes of action, rights of recovery and rights of set-off, recoupment or counterclaim of any kind arising under the Bankruptcy Code or applicable bankruptcy law, including but not limited to claims against any Person relating to the adversary proceedings listed in Section 3.2(e) of the Seller Disclosure Schedule;
          (f) all rights, claims, causes of action, rights of recovery and rights of set-off of any kind against current or former directors, officers or other employees of, or agents, accountants or other advisors of or to, any Seller or any Affiliate of any Seller;
          (g) the real property listed in Section 3.2(g) of the Seller Disclosure Schedule including, all mines, dumps, impoundments, leach pads, tailings, equipment, vehicles, personal property, buildings, plants, warehouses, railroad tracks, rights of way, easements, facilities and other improvements and fixtures thereon and appurtenances thereto, all mining and mineral rights associated therewith (whether pursuant to patented or unpatented mining claims, mineral leases or otherwise), and any leases or subleases thereto or by any Seller and all Permits to the extent relating thereto;
          (h) all rights of ASARCO under, including in respect of that certain trust created pursuant to, the Consent Decree entered in United States v. ASARCO Inc., et al., Civil Action No. 02-2079, filed in the United States District Court for the District of Arizona;
          (i) all rights of any Seller under this Agreement, the Ancillary Agreements and all other agreements, documents and instruments contemplated in connection with this Agreement;
          (j) the following Contracts:
     (i) all Contracts related to the Bonds;
     (ii) the Collective Bargaining Agreements;
     (iii) all Seller Employee Benefit Plans, and the assets related thereto, except as and to the extent provided in Article IX;
     (iv) all Contracts between any Seller on the one hand and any Affiliate of any Seller on the other, other than contracts solely between or among Sellers;
     (v) the Contracts listed in Section 3.2(j) of the Seller Disclosure Schedule;
          (k) the deposits and prepaid expenses related to the Contracts described in Section 3.2(j) or any other asset described in this Section 3.2;

          (l) all rights, if any, of ASARCO in and to (i) the two promissory notes from Americas Mining Corporation, due October 31, 2009 and May 31, 2010, respectively, in the aggregate original principal amount of $223,250,000, (ii) all accounts receivable (trade and other) of any Seller arising out of or in connection with any item described in this Section 3.2 and (iii) all accounts receivable and any other rights to payment owing from any Affiliate of any Seller (other than trade accounts receivable owing from Silver Bell) (collectively, the “Excluded Receivables”);
          (m) all Retained Books and Records; and
          (n) except as described in Section 3.1(p), all rights, claims, causes of action, rights of recovery and rights of set-off, recoupment or counterclaim of any kind against any person (whether contingent or absolute, matured or unmatured and whether in tort, contract or otherwise) (i) relating to the assets, properties, business or operations of any Seller arising out of events occurring prior to the Closing Date except to the extent arising out of (A) the operation of the Business in the Ordinary Course of Business and (B) the Purchased Assets or Assumed Liabilities, but not including any such rights described in Section 3.2(e) or clauses (ii) and (iii) of this Section 3.2(n), (ii) which may arise in connection with discharge by Sellers of the Retained Liabilities, including all rights and claims, (iii) relating to the adversary proceedings listed in Section 3.2(n) of the Seller Disclosure Schedule, or (iv) against Grupo.
     3.3 Assumed Liabilities. From and after the Closing, Purchaser shall assume, pay, perform and discharge when due, and Purchaser acknowledges that it shall have no recourse from Sellers in respect of, and further that Purchaser shall defend, indemnify and hold harmless each Seller, and each Seller’s respective officers, directors, employees, agents, representatives and Affiliates, from and against any costs, damages, demands, causes of action, Liabilities, lawsuits, judgments, losses and expenses of any kind associated with, the following Liabilities (the “Assumed Liabilities”):
          (a) all Liabilities of any and all Sellers under or with respect to the Assumed Contracts (other than Cure Claims);
          (b) all amounts due and payable pursuant to all of the accounts payable (trade and other) of Sellers on the Books and Records as of the close of business on the Closing Date (other than the Excluded Payables);
          (c) all Liabilities (i) arising on or after the Closing Date with respect to any Transferred Employee or any Seller Employee Benefit Plan (as and to the extent such Seller Employee Benefit Plan is being assumed pursuant to Article IX) or (ii) that are allocated to Purchaser pursuant to Article IX or (iii) that are agreed to between Purchaser and the respective Union;
          (d) all Liabilities with respect to Taxes that are assumed by, or allocated to, Purchaser pursuant to Article X, including, without limitation, the portion of Transaction Taxes and Periodic Taxes for which Purchaser is liable under Sections 10.1 and 10.2;

          (e) except as provided in Sections 3.4(f), (g) and (h), all Liabilities relating to any Environmental Laws regarding any of the Real Property (including all Liabilities relating to Releases of Hazardous Materials at such properties or that have migrated or in the future migrate off-site from such properties) irrespective of whether such Liabilities relate to actions, omissions or events that occur or exist prior to or after the Closing Date (the “Assumed Environmental Liabilities”);
          (f) all Liabilities of any and all Sellers under or with respect to the Permits (to the extent related to the Purchased Assets); and
          (g) except as described in Sections 3.4(a) and (c), all Liabilities arising on or after the Closing Date out of the operation of the Business or the ownership of the Purchased Assets, including Liabilities in respect of Asset Retirement Obligations.
     3.4 Retained Liabilities. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any Liabilities of Sellers, other than those that are expressly assumed by Purchaser hereunder as Assumed Liabilities (collectively, the “Retained Liabilities”). Without limiting the generality of the foregoing, the Retained Liabilities include the following Liabilities of Sellers:
          (a) Liabilities (other than the Assumed Liabilities) incurred in the Ordinary Course of Business existing prior to the filing of the Bankruptcy Cases that are subject to compromise under the Bankruptcy Cases;
          (b) all Taxes of Sellers, and all Taxes related to Sellers’ ownership or operation of the Purchased Assets or the Business, except (i) those Taxes related to the ownership or operation of the Purchased Assets or the Business which are attributable to taxable periods or portions thereof beginning on or after the Closing and (ii) those Taxes specified in Section 3.3(d);
          (c) all Liabilities arising out of (but only to the extent relating to) any of the Excluded Assets;
          (d) all Liabilities arising out of the Bonds;
          (e) all Liabilities relating to current or former employees of Sellers or any of their current or former Affiliates, other than Transferred Employees, and all Liabilities with respect to Transferred Employees arising prior to the Closing Date, except as may otherwise be provided in Article IX or that are agreed to between Purchaser and the respective Union;
          (f) all Liabilities relating to any Environmental Laws regarding any Non-Target Properties (other than Liabilities relating to the off-site migration of Hazardous Materials from a Real Property or Silver Bell Property to a Non-Target Property), irrespective of whether such Liabilities relate to actions, omissions or events that occur or exist prior to or after the Closing Date, including any Liabilities relating to Hazardous Materials that, prior to the Closing Date, were sent from a Real Property (other than by natural migration or to another Real Property or a Silver Bell Property) off-site for treatment, storage or disposal;

          (g) all Liabilities relating to any toxic tort claim or other claim by a Person other than a Governmental Authority to the extent it relates to exposure prior to the Closing Date to Hazardous Materials (for the avoidance of doubt, with respect to any such claim that alleges exposure to Hazardous Materials that occurred prior to the Closing Date and continued or continues after the Closing Date, the portion of the Liability attributable to the pre-Closing exposure shall be a Retained Liability and the portion attributable to the continuation of the exposure post-Closing shall be an Assumed Liability); and
          (h) all Liabilities for any natural resource damages at any Non-Target Property that result from migrations or Releases of Hazardous Materials from Real Property that occurred prior to the Closing Date and did not continue thereafter.
     3.5 Contract Designation Rights.
          (a) Contracts that were entered into prior to the filing of the Bankruptcy Cases to which ASARCO is a party that, as of the date of this Agreement, have not been assumed by Sellers and are to be assigned to Purchaser (the “Assumption-Pending Pre-Petition Contracts”) are identified in Section 3.5(a) of the Seller Disclosure Schedule and all such contracts shall be assumed and assigned hereunder. Purchaser shall timely deliver to Sellers such information or documentation relating to “adequate assurance of future performance” as shall be reasonably required in connection with the assumption and assignment of such Contracts pursuant to the Plan.
          (b) At or prior to the Closing, to the extent not previously paid, Sellers shall pay any and all Cure Claims with respect to all Assumption-Pending Pre-Petition Contracts; provided, that any Unpaid Cure Claims Amounts shall be subject to Section 3.5(d).
          (c) Nothing in this Agreement shall be construed as an attempt by any Seller to assign any Contract to the extent that such Contract is not assignable without the necessary notice to or consent of the other party or parties thereto, and such notice to or consent of such other party has not been given or received, as applicable. Purchaser acknowledges that no adjustment to the Purchase Price shall be made for any such Contracts that are not assigned and that Purchaser shall have no claim against Sellers or any other Person in respect of such unassigned Contracts. Notwithstanding the absence at Closing of one or more required consents to the assignment of a Contract that is intended to be an Assumed Contract, following the Closing at such time as consent has been obtained, or any requisite notice has been made or delivered, as applicable, the related Contract shall be assigned to Purchaser automatically without any other conveyance or other action by Purchaser. From and after the Closing, pending receipt or in the absence of any such consent, Sellers will hold the benefit of such Contract that is intended to be an Assumed Contract for Purchaser and subcontract to Purchaser all rights and obligations of Sellers thereunder to the extent allowed by such Contract. As between Sellers and Purchaser, Purchaser will be deemed to have fully assumed Sellers’ performance obligations for any such Contract that is intended to be an Assumed Contract at Closing in accordance with this Agreement.
          (d) At the Closing, ASARCO shall deliver to Purchaser a statement of any Unpaid Cure Claims Amount (and the Contract(s) corresponding thereto), including a calculation thereof. Purchaser shall be permitted (but not required), within 30 days after receipt of such statement, to pay any Unpaid Cure Claims Amount, and within 10 days after any such payment, Purchaser shall provide a written notice to ASARCO of such payment (and the Contract(s) corresponding thereto). To the extent Purchaser pays any Unpaid Cure Claims Amount pursuant to this Section 3.5(d), Sellers shall, within 10 days of receipt of notice from Purchaser delivered in accordance with this Section 3.5(d), reimburse Purchaser in the amount of such payment; provided that, the Plan Confirmation Order shall provide that, as between the Sellers and the counterparty of the underlying Contract, (i) neither the payment nor the reimbursement of a disputed Unpaid Cure Claims Amount shall constitute a waiver, admission or estoppel in respect of any claims or defenses that ASARCO may have related to such Unpaid Cure Claims Amount or the underlying Contract and (ii) ASARCO’s right to object, assert any counterclaim or exercise any setoff or other rights in connection with such Unpaid Cure Claims Amount or the underlying Contract shall be preserved regardless of any such payment or reimbursement; provided, however, that failure of the Plan Confirmation Order to so provide shall not relieve the Sellers of their payment obligations as set forth in this Section 3.5(d).
     3.6 Silver Bell. The parties acknowledge that pursuant to the Silver Bell LLC Agreement, the sale, assignment and transfer by ARSB of its Silver Bell Interests is subject to the consent of the other members of Silver Bell. If such consent is not obtained prior to Closing, then (i) the Silver Bell Interests and Sellers’ right in and to the Silver Bell LLC Agreement will each be an Excluded Asset and the shares of capital stock of ARSB will be a Purchased Asset and (ii) references in Section 7.5 to Silver Bell Interests will be deemed to refer to the capital stock of ARSB.
ARTICLE IV
PURCHASE PRICE AND PAYMENT
     4.1 Purchase Price. The total consideration paid by Purchaser to Sellers in consideration of the sale, conveyance, transfer, assignment and delivery of the Purchased Assets is (i) an amount equal to: (A) $1,100,000,000.00 (the “Closing Payment”), plus (B) the Purchaser Promissory Note (collectively, the “Purchase Price”) and (ii) the assumption by Purchaser of the Assumed Liabilities.
     4.2 Deposit. Purchaser shall make available to ASARCO funds in the aggregate amount of $125,000,000.00 (the “Deposit”) as follows:
          (a) Prior to the execution of this Agreement, Purchaser posted a letter of credit (the “First L/C”) attached as Exhibit O-1 hereto issued in favor of ASARCO by ABN AMRO Bank N.V., Chicago in the amount of $50,000,000.00. After the entry of the Sterlite Agreed Order by the Bankruptcy Court, Purchaser may amend the First L/C solely to add the following to Annex A of the First L/C: “Funds under the Letter of Credit are payable in accordance with the terms set forth in Section 4.2 of that certain Settlement and Purchase and Sale Agreement, dated as of February ___, 2009, among, inter alia, the Beneficiary and the Account Party.” Purchaser, with the prior written consent of Sellers (which consent shall not be unreasonably withheld), shall have the right to exchange the First L/C for a replacement letter of credit issued by a Qualified Bank in substantially the same form as the First L/C and on terms and conditions reasonably satisfactory to Sellers.

          (b) Simultaneously with the execution of this Agreement, Purchaser has posted a second letter of credit (the “Second L/C”) attached as Exhibit O-2 hereto issued in favor of ASARCO by ABN AMRO Bank N.V., Chicago in the amount of $50,000,000.00. Purchaser, with the prior written consent of Sellers (which consent shall not be unreasonably withheld), shall have the right to exchange the Second L/C for a replacement letter of credit issued by a Qualified Bank in substantially the same form as the Second L/C and on terms and conditions reasonably satisfactory to Sellers.
          (c) As promptly as practicable following (but not later than 5:00 p.m., Dallas, Texas time, on the third Business Day following) the Disclosure Statement Approval Date, Purchaser will post a third letter of credit (the “Third L/C”) in the form of Exhibit O-3 hereto issued in favor of ASARCO by a Qualified Bank in the amount of $25,000,000.00 and ASARCO shall have received such originally executed Third L/C enforceable against the issuer thereof. The First L/C, the Second L/C and the Third L/C are collectively referred to herein as the “Letters of Credit.”
          (d) Subject to Section 4.2(h), in anticipation of Closing and upon the agreement of the parties, ASARCO shall draw on the Letters of Credit. All cash received by ASARCO (in immediately available funds in an account designated by ASARCO) prior to or on the Closing Date pursuant to such draw shall be credited against the Closing Payment at Closing and retained by Sellers as a component of the Purchase Price. Alternatively, at least three Business Days prior to the Closing Date, Purchaser may deliver a written notice to ASARCO instructing ASARCO that it shall deliver the full amount of the Closing Payment to ASARCO pursuant to Section 5.3(a) at Closing. In such case, at Closing, upon receipt of the Closing Payment pursuant to Section 5.3(a), ASARCO shall deliver to Purchaser each of the Letters of Credit for return to the issuer thereof for cancellation (or any cash drawn and received pursuant to Section 4.2(h)).
          (e) Immediately following the termination of this Agreement due to a material breach by Purchaser or Guarantor of any of their respective representations, warranties or covenants or other agreements hereunder (a “Purchaser Breach”), Sellers shall (i) be entitled to receive from Purchaser and retain the Deposit and (ii) be entitled to draw upon all Letters of Credit at anytime thereafter to obtain the Deposit and the receipt by Sellers of immediately available funds in an account designated by ASARCO in an amount equal to the Deposit pursuant to such draw (or any draw pursuant to Section 4.2(h)) shall satisfy Purchaser’s payment obligation in clause (i); provided, that only $100,000,000.00 shall be paid to and may be drawn by Sellers if such termination occurs prior to the Disclosure Statement Approval Date.
          (f) Immediately following the termination of this Agreement for any reason other than (i) a Purchaser Breach or (ii) by Purchaser pursuant to Section 13.1(j) upon the occurrence of a Manipulative Breach, Sellers shall (x) be entitled to receive from Purchaser and retain $50,000,000.00, (y) be entitled to draw upon any outstanding Letter of Credit at anytime thereafter to obtain such funds and the receipt by Sellers of immediately available funds in an account designated by ASARCO in an amount equal to $50,000,000.00 pursuant to such draw (or any draws pursuant to Section 4.2(h)) shall satisfy Purchaser’s payment obligation in clause (x)) and (z) as promptly as practicable, and in any event within 10 Business Days, return the Second L/C and (if posted) the Third L/C to the issuer thereof for cancellation (or any cash drawn (and received) pursuant to Section 4.2(h) in excess of $50,000,000.00; provided, that if (and only if) a Release Condition occurs following the termination of this Agreement, as promptly as practicable, and in any event within 10 Business Days, following the occurrence of such Release Condition, ASARCO shall either (1) return the First L/C to the issuer thereof for cancellation or (2) if Sellers have already drawn on the First L/C, including pursuant to Section 4.2(h), (and received $50,000,000.00 in respect of such draw), Sellers shall deliver the amount of $50,000,000.00 to Purchaser and such payment shall be made by wire transfer of immediately available funds to an account designated by Purchaser.
          (g) As promptly as practicable, and in any event within 10 Business Days, following the termination of this Agreement by Purchaser pursuant to Section 13.1(j) due to a Manipulative Breach, ASARCO shall return the Letters of Credit to the issuer thereof for cancellation (or any cash drawn and received pursuant to Section 4.2(h)).
          (h) At all times the remaining period until the stated expiry of each Letter of Credit shall be at least 30 days. From time to time, Purchaser shall cause the Letters of Credit to be amended to extend the expiry dates thereunder (without any other modifications thereto) in order to comply with the immediately preceding sentence. If at any time the remaining period until the stated expiry of any Letter of Credit is less than 30 days, ASARCO shall be entitled to draw upon such Letter of Credit at anytime thereafter; provided, however, that if the parties mutually agree that the Closing is reasonably likely to occur during such 30 day period, then ASARCO shall not draw upon such Letter of Credit until the remaining period until the stated expiry of such Letter of Credit is 20 days or less and all cash received by ASARCO (in immediately available funds in an account designated by ASARCO) prior to or on the Closing Date pursuant to such draw shall be credited against the Closing Payment at Closing and retained by Sellers as a component of the Purchase Price; provided, further, that, notwithstanding anything to the contrary contained herein, any cash drawn and received pursuant to this Section 4.2(h) that is to be returned to Purchaser pursuant to any other provision of this Section 4.2 shall be returned to Purchaser immediately.
          (i) Notwithstanding anything to the contrary contained herein, except pursuant to Section 4.2(d), any draw upon any of the Letters of Credit shall be approved by the Bankruptcy Court as an act outside the ordinary course of business under 11 U.S.C. § 363(b)(1). For clarification, Sellers’ right to draw upon a Letter of Credit is not conditioned upon any other finding by the Bankruptcy Court; provided, however, that such Bankruptcy Court approval shall not be required for any draw upon the First L/C prior to the entry of the Sterlite Agreed Order by the Bankruptcy Court.

     4.3 Purchase Price Adjustment.
          (a) No later than 45 days after the Closing Date, Sellers shall deliver to Purchaser a statement (the “Closing Accounts Statement”) prepared in accordance with the illustration set forth in Exhibit E setting forth (i) the Included Receivables, the Included Payables and the Inventory Amount, each calculated as of the Closing Date, and (ii) a calculation of the Closing Accounts Amount.
          (b) From and after the Closing Date until the delivery of the Closing Accounts Statement, Purchaser shall give Sellers reasonable access during normal business hours and upon reasonable notice to the Books and Records, the accounting and other appropriate personnel and the independent accountants of the Business in order to enable Sellers to prepare the Closing Accounts Statement and to calculate the Closing Accounts Amount.
          (c) On the date that a binding determination of the Closing Accounts Amount has been made in accordance with Section 4.4, the aggregate principal amount of the Purchaser Promissory Note shall automatically be (i) increased by the Adjustment Amount if the Closing Accounts Amount is greater than the Agreed Working Capital or (ii) decreased by the Adjustment Amount if the Closing Accounts Amount is less than the Agreed Working Capital, in each case without any action on the part of Purchaser or Sellers.
     4.4 Dispute Resolution.
          (a) Purchaser shall be entitled to dispute the calculation of the Closing Accounts Amount set forth in the Closing Accounts Statement if, but only if, Purchaser delivers a written notice (an “Objection Notice”) to Sellers within 30 days after receipt of the Closing Accounts Statement in which Purchaser objects to the calculation by Sellers of the Closing Accounts Amount and provides a reasonably detailed description of each item to which Purchaser objects, the amount Purchaser believes is correct with respect to each such item and the basis therefor (the date upon which Purchaser delivers an Objection Notice to Sellers being hereinafter referred to as the “Objection Date”). If no Objection Notice is delivered within the time required in this Section 4.4(a), the Closing Accounts Statement delivered by Sellers and the calculation of the Closing Accounts Amount set forth therein shall be final and binding on each of the parties.
          (b) If Purchaser delivers an Objection Notice to Sellers within the time period specified in paragraph (a) above, Purchaser and Sellers shall attempt in good faith to agree upon the Closing Accounts Amount during the period commencing on the Objection Date and ending 10 days thereafter (the “Negotiation Period”).
          (c) If Purchaser and Sellers agree in writing prior to the expiration of the Negotiation Period on the Closing Accounts Amount, whether such amount is the same as or different from the amount calculated based upon the Closing Accounts Statement, the amount agreed to in writing shall be the Closing Accounts Amount for all purposes hereunder.
          (d) If Purchaser and Sellers do not agree in writing prior to the expiration of the Negotiation Period on the Closing Accounts Amount, the items in dispute (but no other matters) shall be submitted to KPMG LLP or such other firm of independent public accountants as may be mutually agreed between Purchaser and Sellers (in either case, the “Final Arbiter”). The Final Arbiter shall make a final and binding determination as to all matters in dispute relating to the calculation of the Closing Accounts Amount as promptly as practicable after its appointment (but no later than 45 days after the date of its appointment). The determination by the Final Arbiter of the amounts in dispute shall be based solely on presentations by Purchaser and Sellers, and shall not involve the Final Arbiter’s independent review. Any determination by the Final Arbiter shall not be outside the range defined by the respective amounts proposed by Purchaser and Sellers. The Final Arbiter shall send its written determination of the Included Payables, Included Receivables and Inventory Amount, each calculated as of the Closing Date, to Purchaser and Sellers, together with a calculation of the Closing Accounts Amount that results from such determination, and such determination of the Final Arbiter, and the resulting calculation of the Closing Accounts Amount, shall be binding on the parties, absent fraud or manifest error. The fees and expenses of the Final Arbiter shall be borne equally by Purchaser and Sellers.
     4.5 Allocation of Purchase Price. Purchaser and Sellers shall use good faith efforts to attempt to reach agreement on the allocation of the Purchase Price and other relevant items (including, for example, the amount of Assumed Liabilities, adjustments to the Purchase Price and other consideration for Tax purposes) among the Purchased Assets, including goodwill and other assets, by the earlier of (x) six (6) months following the Closing Date, and (y) 60 days prior to the extended due date of the federal income tax return which includes the transactions contemplated herein, in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and any comparable provision of state, local or foreign Law, as appropriate (the “Allocation”). If Purchaser and Sellers reach a timely agreement regarding the Allocation, (a) such Allocation shall be binding on the parties, (b) the parties shall prepare and timely file all applicable federal and state income Tax forms (including Internal Revenue Service Form 8594) in a manner consistent with the Allocation, cooperate with each other in the preparation of such forms, and furnish each other with a copy of the final version of Form 8594 within a reasonable period before the filing date thereof, and (c) except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of any state, local or foreign law), none of the parties shall take a position inconsistent with the Allocation on any Tax Return (including any forms required to be filed pursuant to Section 1060 of the Code), or otherwise. The parties recognize that the Allocation will not include Purchaser’s acquisition expenses or Sellers’ selling expenses, and Purchaser and Sellers will unilaterally allocate such expenses appropriately. If the parties are unable to reach a timely agreement regarding the Allocation, each party shall be entitled to adopt its own position regarding the Allocation.
ARTICLE V
CLOSING
     5.1 Time and Place of Closing. The closing of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article III (the “Closing”) shall take place at the offices of Baker Botts L.L.P., located at 2001 Ross Avenue, Suite 1100, Dallas, Texas, at 10:00 a.m. local time, on the second Business Day after the conditions to

Closing set forth in Article XI (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by the party entitled to waive such condition), or at such other place, date and time as the parties may agree.
     5.2 Items to Be Delivered by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser the following:
          (a) the Bill of Sale duly executed by Sellers;
          (b) the Assignment and Assumption Agreement duly executed by Sellers;
          (c) for each parcel of Purchased Real Property, a recordable quit-claim deed (collectively, the “Deeds”) substantially in the forms of Exhibit F-1 through Exhibit F-4 as applicable, executed by the appropriate Seller, with all appropriate notarizations and certifications as required by the applicable Governmental Authority;
          (d) for each parcel of Leasehold Property, a (i) recordable quit-claim deed conveying title to all improvements located on the Leasehold Property (collectively, the “Leasehold Deeds”) substantially in the form of Exhibit G and (ii) an assignment and assumption agreement for any applicable ground lease agreement relating to such parcel of Leasehold Property substantially in the form of Exhibit H (the “Assignment and Assumption of Ground Lease Agreement”), executed by the appropriate Seller, with all appropriate notarizations and certifications as required by the applicable Governmental Authority;
          (e) certificates of title for all motor vehicles identified in Section 3.1(g) of the Seller Disclosure Schedule, each executed by the appropriate Seller and in a form reasonably satisfactory to the appropriate state agencies where such motor vehicles are titled;
          (f) the Transition Services Agreement duly executed by ASARCO;
          (g) a non-foreign affidavit of each Non-Debtor Seller dated as of the Closing Date in form and substance as required under the Treasury regulations issued pursuant to Section 1445 of the Code;
          (h) a certificate signed by a duly authorized representative of each Seller certifying that the closing conditions set forth in Sections 11.2(a) and 11.2(b) have been satisfied;
          (i) certificates of an authorized officer of each Seller to which is attached: (i) true and correct copies of the Organizational Documents of such Seller; (ii) true and correct copies of the resolutions of the Board of Directors for such Seller respecting the transactions contemplated by this Agreement and the Ancillary Agreements; (iii) a certificate respecting the incumbency and true signatures of the officers of such Seller who execute this Agreement and other transaction documents on behalf of such Seller; and (iv) a certificate from the Secretary of State or other applicable Governmental Authority of the State of formation or incorporation, as applicable, dated within 10 days of the Closing Date, with respect to the existence and good standing of such Seller. The certificates required pursuant to this Section 5.2(i) shall certify that the documents referred to in (i) and (ii) above and attached thereto are true and correct copies, have been duly and validly adopted and have not been amended or altered except as reflected therein;
          (j) the Patent Assignment, dated as of the Closing Date, in the form attached hereto as Exhibit I (the “Patent Assignment”), duly executed by ASARCO;
          (k) the Trademark Assignment, dated as of the Closing Date, in the form attached hereto as Exhibit J (the “Trademark Assignment”), duly executed by ASARCO;
          (l) a certified copy of the Plan Confirmation Order authorizing and ratifying the execution and delivery of this Agreement by Sellers, and the consummation by Sellers of the transactions contemplated hereby;
          (m) for each Arizona water right, claim, Permit, Certificate of Water Right, Statement of Claim, Statement of Claimant, and grandfathered groundwater withdrawal right associated with the Real Property a recordable quit-claim deed conveying title to such rights, permits, certificates, and claims substantially in the form of Exhibit F-3, executed by the appropriate Seller, with all appropriate notarizations and certifications as required by the applicable Governmental Authority;
          (n) a recordable quitclaim deed substantially in the form of Exhibit F-4 with respect to the unpatented mining claims listed in Section 3.1(o) of the Seller Disclosure Schedule, executed by the appropriate Seller with all appropriate notarizations and certifications as required by the applicable Governmental Authorities;
          (o) the Security Agreement duly executed by ASARCO Administration LLC; and
          (p) a receipt for the Closing Payment.
     5.3 Items to Be Delivered by Purchaser. At the Closing, Purchaser shall deliver (or shall cause the delivery) to Sellers of the following:
          (a) the Closing Payment by wire transfer of immediately available funds (to such account or accounts as Sellers shall have specified to Purchaser at least 24 hours prior to the Closing);
          (b) the Purchaser Promissory Note duly executed by Purchaser;
          (c) the Assignment and Assumption Agreement duly executed by Purchaser;
          (d) the Transition Services Agreement duly executed by Purchaser;
          (e) the Patent Assignment duly executed by Purchaser;
          (f) the Trademark Assignment duly executed by Purchaser;

          (g) the Assignment and Assumption of Ground Lease Agreement executed by Purchaser, with all appropriate notarizations and certifications as required by the applicable Governmental Authority;
          (h) a certificate signed by a duly authorized representative of Purchaser and Guarantor certifying that the closing conditions set forth in Sections 11.3(a) and 11.3(b) have been satisfied;
          (i) certificates of an authorized officer of each of Purchaser and Guarantor to which is attached: (i) true and correct copies of the Organizational Documents of Purchaser or Guarantor, as applicable; (ii) true and correct copies of the resolutions of the board of directors of Purchaser or Guarantor, as applicable, respecting the transactions contemplated by this Agreement and the Ancillary Agreements; (iii) a certificate respecting the incumbency and true signatures of the officers of Purchaser or Guarantor, as applicable, who execute this Agreement and other transaction documents on behalf of Purchaser or Guarantor; and (iv) a certificate from the Secretary of State of the State (or jurisdiction) of formation or incorporation, as applicable, dated within 10 days of the Closing Date, with respect to the existence and good standing of Purchaser or Guarantor, as applicable. The certificates required pursuant to this Section 5.3(i) shall certify that the documents referred to in (i) and (ii) above and attached thereto are true and correct copies, have been duly and validly adopted and have not been amended or altered except as reflected therein;
          (j) the Security Agreement duly executed by Purchaser;
          (k) a mortgage substantially in the form of either Exhibit N-1 or Exhibit N-2, as applicable, hereto with respect to each parcel of Purchased Real Property (collectively, the “Mortgages”);
          (l) all documents required to perfect the security interest in the Collateral (as defined in the Security Agreement) pursuant to the Security Agreement, each in form and substance reasonably acceptable to ASARCO, including documents required to perfect the pledge of the Silver Bell Interests and the security interest in the Patents and Trademarks; and
          (m) evidence reasonably satisfactory to Sellers that Purchaser has complied with its obligations set forth in Section 8.9.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLERS
          Sellers, jointly and severally, hereby represent and warrant to Purchaser that, on and as of the date of this Agreement, except as set forth in the Seller Disclosure Schedule:
     6.1 Organization and Good Standing. Each Seller is a limited liability company or corporation duly formed or incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and Sellers have the requisite power and authority to own the Purchased Assets, subject to, in the case of ASARCO, the limitations imposed on ASARCO as a result of having filed a petition for relief under the Bankruptcy Code.

Sellers are duly licensed or qualified to transact business and are in good standing in each jurisdiction in which their ownership or leasing of the Purchased Assets or the operation of its respective business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
     6.2 Authorization of Agreement. Subject to the entry of the Plan Confirmation Order, each Seller has the requisite limited liability company or corporate power and authority to execute this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements by Sellers and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each Seller and no other limited liability company or corporate proceedings on the part of Sellers are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing each of the Ancillary Agreements will be, duly executed and delivered by each Seller and, assuming due execution and delivery by Purchaser and Guarantor of this Agreement, the Ancillary Agreements and entry of the Plan Confirmation Order, this Agreement constitutes, and at Closing, each of the Ancillary Agreements will constitute, a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms subject to the Enforceability Exceptions.
     6.3 No Violation; Consents.
          (a) Assuming the receipt of the consents or waivers referred to in Section 6.3(a) and Section 6.3(b) of the Seller Disclosure Schedule and in Section 6.3(b), the execution and delivery by Sellers of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the Organizational Documents of any Seller, (ii) violate any Order of any Governmental Authority existing after the filing of the Bankruptcy Cases to which any Seller is bound or subject, (iii) violate any Applicable Law or (iv) except as provided for herein, result in the imposition or creation of any Lien (other than Permitted Liens) upon the Purchased Assets other than, in the case of clauses (ii), (iii) and (iv), any conflict, violation, breach, default, requirement for consents, rights of acceleration, cancellation or termination that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
          (b) Assuming entry of the Plan Confirmation Order, no Order or Permit issued by, or declaration or filing with, or notification to, or waiver from any Governmental Authority is required on the part of any Seller in connection with the execution and delivery of this Agreement or any Ancillary Agreement, or the compliance with or performance by any Seller with any provision contained in this Agreement or any Ancillary Agreement, except for (i) in the event the Closing fails to occur prior to the first anniversary of the expiration of the “waiting period” under the previously filed notification under the HSR Act, the filing by or on behalf of ASARCO or its “ultimate parent entity” of notification with the Federal Trade Commission and Antitrust Division of the United States Department of Justice under the HSR Act and the expiration or termination of the applicable “waiting period” thereunder and (ii) any such requirements, the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
     6.4 Financial Information. The Seller Data Room contains the unaudited consolidated balance sheet of ASARCO at December 31, 2008 and the unaudited consolidated statements of income and cash flows of ASARCO for the twelve months ended thereon (collectively, the “Financial Statements”). The Financial Statements, in each case, only to the extent relating to the Purchased Assets and Assumed Liabilities, (a) present fairly in all material respects the consolidated financial position of ASARCO as of the respective dates thereof, and the consolidated results of operations of ASARCO for the periods covered thereby and (b) have been prepared in all material respects in accordance with GAAP applied on a basis consistent with the past practices of Sellers during the pendency of the Bankruptcy Cases, in each case, subject to (i) the absence of footnotes thereto and (ii) audit adjustments resulting from the Sellers’ Accountants’ audit, review and finalization of ASARCO’s financial statements for the years ended December 31, 2005, 2006, 2007 and 2008, which would not individually or in the aggregate reasonably be expected to result in a Seller Material Adverse Effect.
     6.5 Compliance with Laws; Permits.
          (a) Since August 9, 2005, Sellers have conducted their operations of the Business that are situated on the Purchased Real Property in compliance with all Applicable Laws except where the failure to comply with such laws would not reasonably be expected to have a Seller Material Adverse Effect.
          (b) Sellers hold (or are in the process of renewing) all Permits that are required to conduct the operations of the Business that are situated on the Purchased Real Property as they are currently conducted except for any such Permits the absence of which would not reasonably be expected to have a Seller Material Adverse Effect. No Legal Proceeding by any Governmental Authority is pending nor, to Sellers’ Knowledge, has been threatened in writing since August 9, 2005, to cancel, modify or fail to renew any such Permit except for any such cancellation, modification or failure that would not reasonably be expected to result in a Seller Material Adverse Effect.
          (c) The representations and warranties in this Section 6.5 do not address Environmental Laws or labor, employment and benefit plan matters.
     6.6 Sufficiency of Purchased Assets. The Purchased Assets constitute all of the assets material to Sellers’ conduct of the Business as it is currently conducted as of the date of this Agreement.
     6.7 Purchased Real Property. With respect to each parcel of Purchased Real Property, there are no pending, or to Sellers’ Knowledge, threatened condemnation proceedings or other Legal Proceedings that materially and adversely affect the current use or occupancy thereof.

     6.8 Material Contracts.
          (a) Section 6.8(a) of the Seller Disclosure Schedule identifies the following Contracts in effect as of the date of this Agreement and to which any Seller is a party and relating to the Business and identifies whether such Contracts are Assumed Pre-Petition Contracts, Assumption-Pending Pre-Petition Contracts, Post-Petition Contracts or Non-Debtor Contracts, as applicable (collectively, the “Material Contracts”):
          (i) all leases, subleases, licenses or other Contracts relating to the occupancy of the Leasehold Property that are necessary to the operation of the Business;
          (ii) all leases, subleases, licenses or other Contracts relating to the Purchased Real Property under which any Seller is a lessor and (A) during the twelve months ended December 31, 2008, received rental payments in excess of $200,000, or (B) that have a non-cancelable term in excess of 12 months;
          (iii) all leases of equipment or other tangible personal property that are necessary to the operation of the Business;
          (iv) all Contracts with Suppliers;
          (v) all Contracts included in the Purchased Assets pursuant to which any Seller retains the right to receive a royalty for production from a parcel of real property;
          (vi) all settlement agreements for the settlement of any Environmental Claims to the extent related to the Real Property;
          (vii) all agreements with trade vendors providing services material to the operation of the Business to which any Seller paid more than $3,000,000 during the twelve month period ended December 31, 2008; and
          (viii) all Contracts granting a third party an option or right of first refusal to purchase any Purchased Real Property.
          (b) Each Material Contract (other than any Assumption-Pending Pre-Petition Contract) is in full force and effect, enforceable against Seller that is a party thereto in accordance with its terms, subject to the Enforceability Exceptions, other than Material Contracts that (i) have expired or terminated pursuant to their terms, (ii) have been terminated by the Seller party thereto in the Ordinary Course of Business or (iii) have been terminated by a counterparty in connection with or attributable to economic and industry conditions, but not as a result of a material breach of such Material Contract by the Seller party thereto.
          (c) No Seller has received written notice that it is in violation, breach of or default in any material respect under any Material Contract (other than any Assumption-Pending Pre-Petition Contract) (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

     6.9 Suppliers. Section 6.9 of the Seller Disclosure Schedule lists the ten most significant suppliers (by payable) of raw materials, supplies, merchandise and other goods for the Business for the twelve-month period ended December 31, 2008 and the amount for which each such supplier invoiced Sellers during such period (“Suppliers”). Since January 1, 2009, no Supplier has delivered a written notice to any Seller that it intends to terminate its relationship with Sellers or materially reduce its business with Sellers from the levels achieved during the twelve months ended December 31, 2008 other than terminations or reductions made in connection with or attributable to economic and industry conditions.
     6.10 Employee Benefit Matters.
          (a) All Seller Employee Benefit Plans are listed in Section 6.10(a) of the Seller Disclosure Schedule. True and complete copies of all Seller Employee Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any such Seller Employee Benefit Plans, and all amendments thereto, have been made available to Purchaser.
          (b) Each Seller Employee Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and to Sellers’ Knowledge there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.
          (c) To Sellers’ Knowledge, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Seller Employee Benefit Plan. None of the Sellers has incurred any material liability under, arising out of or by operation of Title IV of ERISA, and, to Seller’s Knowledge, no fact or event exists which would reasonably be expected to give rise to any such material liability.
          (d) Each of the Seller Employee Benefit Plans has been operated and administered in all material respects in accordance with its terms and with Applicable Law, including ERISA and the Code, to the extent required by such Applicable Law. There is no material Legal Proceeding pending or, to the Seller’s Knowledge, threatened in writing against any Seller relating to any Seller Employee Benefit Plans.
     6.11 Environmental Matters.
          (a) Except (i) for matters that do not constitute Assumed Liabilities and (ii) for matters that individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect: (w) since August 9, 2005, Sellers operate and have operated the Business on and in connection with the Real Property in compliance with all applicable Environmental Laws, (x) Sellers hold all Environmental Permits necessary to operate the Business on the Real Property as it is currently conducted and, except for matters that have been resolved, since August 9, 2005, have been in compliance with such Environmental Permits, (y) to Sellers’ Knowledge, there has been no migration or Release of Hazardous Materials at or from the Real Property that, as of the Closing Date, requires any Remedial Action pursuant to

Environmental Law, except with respect to any such migration or Release specifically identified in any document included in Section 14 of the Seller Data Room, as of the date of this Agreement and (z) there are no Environmental Claims pending or, to the Sellers’ Knowledge, threatened as of the date of this Agreement against Sellers arising out of or relating to the Real Property or the operation of the Business on the Real Property.
          (b) Purchaser acknowledges that, except with respect to Sections 6.3(a)(ii), (iii) and (iv), 6.3(b), 6.8(a)(vi), 6.8(b), 6.8(c) and 6.14, this Section 6.11 shall be deemed to be the only representation and warranty in the Agreement with respect to environmental matters.
     6.12 Labor Matters.
          (a) Sellers are in compliance, in respect of the operation of the Business as currently conducted at any Real Property, with the requirements of Applicable Laws relating to the employment of labor (including the proper classification of employees), the payment of wages, the payment and withholding of taxes, overtime and other compensation and benefits, employment standards or retaliation, except for such non-compliance as would not reasonably be expected to have a Seller Material Adverse Effect. There is no claim with respect to the foregoing pending, or, to Sellers’ Knowledge, threatened against any Seller before any Governmental Authority which, if adversely decided would reasonably be expected to have a Seller Material Adverse Effect. Sellers have not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business and, to Sellers’ Knowledge, no such investigation is in progress.
          (b) Sellers are not a party to, or otherwise bound by, any unsatisfied or pending conciliation agreement, settlement agreement, arbitration award or consent decree with, or a citation by, any Governmental Authority in each case relating to claims of unfair labor practices, employment discrimination or other claims with respect to employment practices and policies in respect of the operation of the Business (other than claims attributable to or arising out of decisions, practices and policies made in the Ordinary Course of Business, including layoffs and reductions in force), the failure to comply with which would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
          (c) There are no unfair labor or employment practice charges or complaints, charges or complaints alleging breach by Sellers of any express or implied contract of employment, charges or complaints alleging discriminatory, wrongful or tortious conduct in connection with the employment relationship, or other employee-related charges or complaints, pending against Sellers before any Governmental Authority or, to Sellers’ Knowledge, threatened against Sellers before any Governmental Authority, in each case relating to the Business (other than charges or complaints attributable to or arising out of decisions, practices and policies made in the Ordinary Course of Business, including layoffs and reductions in force), which, if adversely decided, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
          (d) There are no grievances, or requests or demands for arbitration pending, or, to Sellers’ Knowledge, threatened in writing against Sellers, or arbitration awards or Orders outstanding against Sellers under the Collective Bargaining Agreements (other than grievances, requests or demands attributable to or arising out of decisions, practices and policies made in the Ordinary Course of Business, including layoffs and reductions in force) that would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
          (e) No employment contracts or severance agreements exist with any current employee of Sellers.
          (f) As of the Effective Date, since January 1, 2006, (i) Sellers have not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business and (ii) there has not occurred a “mass layoff’ (as defined in the WARN Act) affecting any site of employment or facility of Sellers; nor have Sellers been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law.
          (g) Except for the current Local Supplemental Agreements between Sellers and the Unions that were negotiated pursuant to the Letter of Understanding on Local Supplemental Agreements after January 6, 2007 (set forth on page 124 of the master collective bargaining agreement between Sellers and the Unions that expires by its terms on June 30, 2011), there are no other local agreements that may affect, impact or govern in any material respect wages, benefits, and/or terms and conditions of employment of any Transferred Employees, or operations at any of the facilities covered by the Collective Bargaining Agreements.
     6.13 Taxes. All material Tax Returns relating to the Business or the Purchased Assets (including Tax Returns of Silver Bell) required to be filed have been timely filed (taking into account validly obtained extensions) and all material Taxes relating to the Business or the Purchased Assets (including Taxes of Silver Bell) required to be paid have been timely paid. There are no current or pending audits or other administrative or court proceedings for the assessment, adjustment or collection of material Taxes relating to the Business or the Purchased Assets and no Seller has received, within the past three years, any written notice of any claims, actions, suits, proceedings or investigations for the assessment, adjustment or collection of material Taxes relating to the Business or the Purchased Assets including, any written notice or inquiry from any jurisdiction in which Tax Returns have not been filed with respect to the Business or the Purchased Assets to the effect that the filing of Tax Returns may be required. There are no liens for Taxes against any of the Purchased Assets.
     6.14 Insurance. Section 6.14 of the Seller Disclosure Schedule lists the insurance policies maintained by Sellers that provide casualty, property damage and general liability coverage for the Purchased Assets. As of the Effective Date, all of such policies are in full force and effect. At Closing, all of such policies shall either be in full force and effect or Seller shall have complied with Section 8.2(c).
     6.15 Financial Advisors. Neither Purchaser nor Guarantor is or will become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of any Seller.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF
PURCHASER AND GUARANTOR
          Each of Purchaser and Guarantor, jointly and severally, hereby represents and warrants to Sellers:
     7.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of India.
     7.2 Authorization of Agreement. Each of Purchaser and Guarantor has the requisite limited liability company or corporate power and authority to execute this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of this Agreement and each of the Ancillary Agreements by Purchaser and Guarantor and the consummation by Purchaser and Guarantor of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each of Purchaser and Guarantor and no other corporate proceedings on the part of Purchaser or any Guarantor are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing each of the Ancillary Agreements will be, duly executed and delivered by Purchaser and Guarantor and, assuming due execution and delivery by each Seller of this Agreement and the Ancillary Agreements, this Agreement constitutes, and at the Closing each of the Ancillary Agreements will constitute, a valid and binding obligation of each of Purchaser and Guarantor, enforceable against each of Purchaser and Guarantor in accordance with its terms subject to the Enforceability Exceptions.
     7.3 No Violation; Consents.
          (a) The execution and delivery by Purchaser and Guarantor of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the Organizational Documents of Purchaser or Guarantor, (ii) violate any Order of any Governmental Authority to which Purchaser or Guarantor is bound or subject, or (iii) violate any Applicable Law, other than, in the case of clauses (ii) and (iii), any conflict, violation, breach, default, requirement for consents, rights of acceleration, cancellation, termination or Lien that would not reasonably be expected to prevent, impede or materially delay or otherwise affect in any material respect the transactions contemplated by this Agreement.
          (b) No Order or Permit issued by, or declaration or filing with, or notification to, or waiver from any Governmental Authority is required on the part of Purchaser or Guarantor in connection with the execution and delivery of this Agreement or any Ancillary Agreement, or the compliance or performance by Purchaser or Guarantor with any provision contained in this Agreement or any Ancillary Agreement, except for (i) in the event the Closing fails to occur prior to the first anniversary of the expiration of the “waiting period” under the previously filed notification under the HSR Act, the filing by or on behalf of Purchaser or its “ultimate parent entity” of notification with the Federal Trade Commission and Antitrust Division of the United States Department of Justice under the HSR Act and the expiration or termination of the applicable “waiting period” thereunder and (ii) any such requirements, the failure of which to be obtained or made would not reasonably be expected to prevent, impede or materially delay or otherwise affect in any material respect the transactions contemplated by this Agreement.
     7.4 Litigation. Other than (i) matters before the Bankruptcy Court involving Sellers or their Affiliates or (ii) matters that will otherwise be resolved by the Plan Confirmation Order, there are no Legal Proceedings pending, or to knowledge of Purchaser or Guarantor, threatened in writing against or affecting Purchaser or Guarantor, at law or in equity, before or by any Governmental Authority, and neither Purchaser nor Guarantor is subject to any Order rendered specifically against any of them which would or seeks to enjoin, rescind or materially delay the transactions contemplated in this Agreement or any Ancillary Agreement or otherwise hinder any of them from timely complying with the terms and provisions of this Agreement or any Ancillary Agreement.
     7.5 Investment Intention. Purchaser is acquiring the Silver Bell Interests for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof. Purchaser understands that such securities have not been registered under the Securities Act and may not be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
     7.6 Financial Capability. Guarantor has on the date hereof, and Purchaser will have on the Closing Date, sufficient cash available (and has provided Sellers with evidence thereof) to purchase the Purchased Assets and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement, including, without limitation, payments of fees and expenses contemplated hereunder.
     7.7 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Purchaser or Guarantor, threatened against Purchaser or Guarantor.
     7.8 Financial Advisors. Sellers are not and will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Purchaser or Guarantor.
     7.9 Subsequent Sales. Other than this Agreement and the Ancillary Agreements, no agreements or understandings exist between any of Purchaser or Guarantor and any other Person with respect to a possible transaction involving any of the Purchased Assets (other than transactions of the Business made in the Ordinary Course of Business).

ARTICLE VIII
COVENANTS
     8.1 Access to Information. Prior to Closing, Sellers shall permit Purchaser and its representatives (including its legal advisors and accountants) to have reasonable access, during normal business hours and upon reasonable advance notice, to the Books and Records and senior management personnel of Sellers pertaining to the Purchased Assets, including access to conduct any Phase I environmental site assessments that accord with the American Society for Testing and Materials 05-1527 standard and any mining, real property or water resources assessments (including property condition evaluations, visual inspections, soil tests, dam safety evaluations and water resource evaluations) so long as no such assessments include any sampling and analysis of any environmental media for the presence or absence of Hazardous Materials; provided, that in no event shall Sellers be obligated to provide (i) access or information in violation of Applicable Law or (ii) any information, the disclosure of which would jeopardize any privilege available to Sellers or any of its Affiliates relating to such information or would cause Sellers or any of its Affiliates to breach a confidentiality obligation to which they are bound. In connection with such access, Purchaser’s representatives shall cooperate with Sellers’ representatives (one or more of whom may be present during any such inspection by Purchaser and Purchaser’s representatives) and shall use their reasonable best efforts to minimize any disruption of the Business. Purchaser agrees to abide by the terms of the Confidentiality Agreement and any safety rules or rules of conduct reasonably imposed by Sellers with respect to such access and any information furnished to it or its representatives pursuant to this Section 8.1. Purchaser shall indemnify, defend and hold harmless Sellers, their officers, directors, employees and agents from and against any and all Liabilities asserted against or suffered by them relating to, resulting from, or arising out of, examinations or inspections made by Purchaser or its representatives pursuant to this Section 8.1. The indemnity provided for in this Section 8.1 shall expressly survive any termination of this Agreement or the Closing of the transactions contemplated hereby.
     8.2 Conduct of the Business Pending the Closing. Except as otherwise expressly contemplated by this Agreement, the Ancillary Agreements and Section 8.2 of the Seller Disclosure Schedule attached hereto or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), and except for any violations that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, during the period from and after the date hereof until the Closing Date, Sellers:
          (a) shall use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business;
          (b) will maintain levels of material inventories of consumables and parts and supplies as ASARCO determines are reasonably adequate for operations in the Ordinary Course of Business and it is acknowledged by Purchaser and Guarantor that ASARCO anticipates reducing levels of material inventories of consumables and parts and supplies in the Ordinary Course of Business in response to economic and industry conditions;

          (c) will maintain in full force and effect policies of insurance that provide casualty, property damage and general liability coverage for the Purchased Assets comparable in all material respects in amount and scope of coverage to that now maintained by or on behalf of Seller;
          (d) will not sell, lease or otherwise transfer or dispose of any Purchased Assets used or held in the Ordinary Course of Business, or any interest therein, other than transfers and dispositions in the Ordinary Course of Business or de minimus sales approved by the Bankruptcy Court;
          (e) will not grant or announce any material increase in the salaries, bonuses or other benefits payable by Sellers to any of the employees to be offered employment by Purchaser pursuant to Article IX, other than (i) as may be required by any Governmental Authority, Applicable Law, Collective Bargaining Agreement, Seller Employee Benefit Plan or employment Contract with any such employee, (ii) in the Ordinary Course of Business, or (iii) in accordance with Sellers’ annual performance, promotion and salary reviews;
          (f) will not change any method of accounting or accounting practice or policy used by Sellers (as it relates to the Business), other than such changes required by Sellers’ Accountants or GAAP;
          (g) will use commercially reasonable efforts to maintain in all material respects the relationships and goodwill of the Business with its Employees, suppliers and customers;
          (h) will not fail to exercise any rights of renewal with respect to any lease listed in Section 6.8(a)(i) of the Seller Disclosure Schedule that by its terms would otherwise expire;
          (i) will not hire any new employees or transfer employees from any other operations of Sellers, if any such employees are to be offered employment by Purchaser pursuant to Article IX, except (i) as may be required to replace any employees who terminate voluntarily or who were terminated involuntarily in the Ordinary Course of Business, (ii) in the Ordinary Course of Business or (iii) as set forth under Section 8.2 of the Seller Disclosure Schedule;
          (j) will make capital expenditures or commitments for capital expenditures as necessary to maintain the material Purchased Assets, in each case, in the Ordinary Course of Business and it is acknowledged by Purchaser and Guarantor that ASARCO anticipates a reduction in capital expenditures and commitments for capital expenditures in the Ordinary Course of Business; and
          (k) will not agree to take any of the actions specified in this Section 8.2, except as contemplated by this Agreement and the Ancillary Agreements.
For the avoidance of doubt, the foregoing shall not require Sellers to make any payments, incur any costs, or enter into or amend any Contracts or understandings, unless such payment,

incurrence or other action is required by Applicable Law, by Contract with a third party or to operate in the Ordinary Course of Business.
     8.3 Cooperation; Consents and Filings.
          (a) From and after the date hereof until the Closing Date, Sellers, Purchaser and Guarantor will each cooperate with each other and use (and will cause their respective representatives to use) commercially reasonable efforts (subject, solely to the extent required by Applicable Law, to entry of the Plan Confirmation Order) (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable on its part under this Agreement, the Ancillary Agreements, Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; (ii) to obtain promptly from any Person or Governmental Authority any consent, Order or Permit required to be obtained by Sellers, Purchaser or Guarantor or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; (iii) to promptly make all necessary filings and thereafter make any other required submissions with respect to this Agreement and the Ancillary Agreements and prompt consummation of the transactions contemplated hereby and thereby required under any Applicable Law; and (iv) to provide prompt notification to the other parties hereto of any actions pursuant to clauses (i) — (iii) of this Section 8.3(a). In addition, no party shall take any action after the date hereof (other than any action required to be taken under this Agreement or to which the other parties shall have granted their consent) that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, Order, Permit, qualification, exemption or waiver from any Governmental Authority or other Person required to be obtained prior to Closing; provided, however, that nothing in this Section 8.3 shall be construed as altering the rights and obligations of the parties under Section 3.5 or Section 8.10. To the extent any consideration is required to be paid to a third party in order to obtain any consents from third parties that may be necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, such cost will be borne equally by Sellers and Purchaser.
          (b) To the extent permitted by Applicable Law and subject to any limitations on access to information provided for in Section 8.1, each party shall consult with the other parties with respect to, and provide any information reasonably requested by the other party in connection with, all material filings made with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. If any party or any of its Affiliates receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, to the extent permitted by Applicable Law, after consultation with the other parties, an appropriate response in compliance with such request.
          (c) In connection with the Original PSA, the parties made the required filing under the HSR Act with the Federal Trade Commission and Antitrust Division of the United States Department of Justice and the applicable “waiting period” thereunder expired on October 22, 2008 and the filing remains effective for a period of twelve months from the date of such expiration. In addition to and without limiting any of the other covenants of the parties contained in this Section 8.3, the parties shall, in connection with the transactions contemplated hereby, (i) comply, at the earliest practicable date, with any request for additional information or documentary material received by them, or any of their respective Affiliates from the Federal Trade Commission or Antitrust Division of the United States Department of Justice pursuant to the HSR Act or from any state attorney general or other Governmental Authority in connection with antitrust matters, (ii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by the Federal Trade Commission, Antitrust Division of the United States Department of Justice, any state attorney general or any other Governmental Authority, (iii) use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust Law, (iv) advise the other parties promptly of any material communication received by such party from the Federal Trade Commission, Antitrust Division of the United States Department of Justice, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Antitrust Division of the United States Department of Justice, any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby, and (v) in the event this Agreement fails to close prior to October 22, 2009, take promptly all actions necessary to make the filings required of them or their “ultimate parent entities” under the HSR Act and concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, Purchaser and Sellers shall each request early termination of the applicable “waiting period” under the HSR Act.
          (d) In connection with the Original PSA, Purchaser and Sellers prepared and filed a joint notice under Section 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. App. § 2170 et seq.) (the “Exon-Florio Provision”) with the Committee on Foreign Investment in the United States (“CFIUS”) with respect to the transactions contemplated by the Original PSA (the “CFIUS Notice”). The Purchaser and Sellers shall use commercially reasonable efforts to provide any additional information required by CFIUS in connection with this Agreement to obtain confirmation from CFIUS that the transactions contemplated by this Agreement do not fall within the scope of transactions requiring investigation under the Exon-Florio Provision. If requested by CFIUS in connection with its consideration of the transactions contemplated by this Agreement, the Purchaser and Sellers shall use commercially reasonable efforts to mitigate any concerns raised by CFIUS.
          (e) Before and after the Closing Date, Sellers will use commercially reasonable efforts to cooperate with Purchaser in the conduct of the Arizona water rights adjudication cases to preserve Seller’s existing rights in the adjudication for Purchaser’s benefit after the Closing Date; provided, however, that Sellers shall have no obligation to continue such efforts upon the dissolution and winding up of ASARCO.
     8.4 Preservation of Records. Subject to the other provisions of this Agreement, Purchaser and Guarantor shall, and shall cause their respective Affiliates to, preserve and keep in their possession all records held by them on and after the date hereof relating to the Purchased

Assets, for a period of seven years or such longer period as may be required by Applicable Law and shall make such records and personnel available to Sellers, or their Affiliates, as may reasonably be required by such party in connection with, among other things, any insurance claims, Legal Proceedings, collective bargaining or governmental investigations of Sellers or any of their Affiliates or in order to enable Sellers or any of their Affiliates to comply with their obligations under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby. After the expiration of any applicable retention period, before Purchaser or any Guarantor shall dispose of any of such records, at least 90 days’ prior notice to such effect shall be given by Purchaser or Guarantor to Sellers (or a Person designated by Sellers) and Sellers shall have the opportunity (but not the obligation), at their sole cost and expense, to remove and retain all or any part of such records as they may in their sole discretion select.
     8.5 Confidentiality. The parties acknowledge that Guarantor and ASARCO previously executed a confidentiality agreement, dated July 6, 2007, (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms and shall survive the execution and delivery of (and any termination of) this Agreement. Purchaser and Guarantor agree that this Agreement, the Ancillary Agreements and the terms and conditions of the transactions contemplated hereby and thereby shall be considered Evaluation Material as defined in, and subject to the terms of, the Confidentiality Agreement.
     8.6 Public Announcements. Prior to the Closing Date, neither Sellers, nor Purchaser or Guarantor, or any of their respective Affiliates, agents or representatives, shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, unless such disclosure is required by Applicable Law, an Order of the Bankruptcy Court or by obligations pursuant to any agreement with any national securities exchange; provided, that the party intending to make such release shall give the other parties prior notice and shall use its commercially reasonable efforts consistent with such Applicable Law, Order or obligation to consult with the other party with respect to the text thereof.
     8.7 Bankruptcy Matters.
          (a) ASARCO shall use its reasonable best efforts to obtain prompt entry of the Plan Confirmation Order.
          (b) ASARCO shall provide Purchaser with final drafts (promptly after such final drafts are prepared) of all documents, motions, orders, filings or pleadings that Sellers propose to file with the Bankruptcy Court which relate to (i) this Agreement or the transactions contemplated hereunder, (ii) the Sterlite Settlement Motion and the Sterlite Agreed Order, (iii) the Disclosure Statement, (iv) the Plan Confirmation Order and (v) the acquisition by Purchaser of the Purchased Assets, and will provide Purchaser with a reasonable opportunity to review such documents in advance of their service and filing to the extent reasonably practicable. Sellers shall consult and cooperate with Purchaser, and consider in good faith the views of Purchaser, with respect to all such filings. Except as permitted by Section 8.10, without the prior written consent of Purchaser (which consent shall not be unreasonably delayed or denied), once filed with the Bankruptcy Court, Seller shall not seek to amend or modify any provision in the Sterlite Agreed Order, Disclosure Statement, the Plan or the Plan Confirmation Order to effect a change in the terms and conditions of the transactions contemplated by the Agreement which would reasonably be expected to have a material adverse effect on Purchaser (or Guarantor) or on the ability of Sellers and Purchaser (and Guarantor) to consummate the transactions contemplated hereby on or before the Termination Date; except that, Sellers may seek to amend or modify any provision in the Disclosure Statement, the Plan or the Plan Confirmation Order in connection with an Acquisition Proposal or Stand-Alone Plan in accordance with Section 8.10.
          (c) Sellers, Purchaser and Guarantor shall each use commercially reasonable efforts to cooperate, assist and consult with each other to secure the entry of the Plan Confirmation Order following the date hereof, and to consummate the transactions contemplated by this Agreement (including (i) the assignment to and assumption by Purchaser of any Contract that is intended to be an Assumed Contracts in accordance with this Agreement, (ii) obtaining any consents required in connection therewith, and (iii) identifying any Contracts to allow Purchaser to furnish affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser and Guarantor under Section 3.5(a) of this Agreement). In the event that any Orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such Order), subject to Section 13.1, Sellers, Purchaser and Guarantor will each cooperate in taking such steps to diligently defend against such appeal, petition or motion and Sellers and Purchaser shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion. Neither Purchaser nor Guarantor shall, without the prior written consent of Sellers, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Purchased Assets. Nothing in this Section 8.7 shall be construed as altering the rights and obligations of Sellers under Section 8.10.
          (d) By Order entered on January 14, 2009, ASARCO’s exclusive periods to file a chapter 11 plan and to obtain acceptances of such chapter 11 plan were extended to March 17, 2009 and May 18, 2009, respectively. From time to time, ASARCO will timely file a motion(s) as required to extend (i) ASARCO’s exclusive period to file a chapter 11 plan and (ii) ASARCO’s exclusive period to obtain acceptances of such chapter 11 plan. Purchaser acknowledges that the Bankruptcy Court terminated exclusivity under Section 1121(d) of the Bankruptcy Code to allow ASARCO Incorporated and Americas Mining Corporation, ASARCO’s direct and indirect parent companies, to file a chapter 11 plan and thus ASARCO’s motion to extend its exclusive periods as provided in this paragraph does not apply to ASARCO Incorporated and Americas Mining Corporation.
     8.8 Title Insurance. Purchaser, at its own expense and at its option, may obtain commitments (each, a “Title Report”) for owner’s policies of title insurance with extended coverage, each in the aggregate amount of the Purchase Price allocable to the applicable Purchased Real Property, and leasehold policies of title insurance in the aggregate amount of the Purchase Price allocable to the applicable Leasehold Property (each such policy, a “Title Policy”) from a title company acceptable to Purchaser in its sole discretion (the “Title

Company”), and, at Purchaser’s election and sole cost and expense, a survey of each parcel of Real Property (each, a “Survey”). Sellers have delivered to Purchaser or shall promptly deliver to Purchaser after the date hereof, any existing Surveys of any parcel of Real Property any Seller may have in its possession. Seller shall have no obligation to obtain any new Surveys or updates to any existing Surveys. Purchaser shall provide to Sellers, to the extent obtained by Purchaser, a copy of each Title Report, each Title Policy and each Survey and all supplemental reports amending such Title Reports, Title Policies or revisions amending such Surveys.
     8.9 Bonds and Assurances. Prior to Closing, Purchaser shall (i) cause Sellers to be fully, unconditionally and irrevocably released and discharged from the bonds, financial assurance obligations and guaranty obligations identified in Section 8.9 of the Seller Disclosure Schedule outstanding on the Closing Date and all such other bonds, financial assurance obligations and similar obligations incurred in the Ordinary Course of Business on or after the date of this Agreement and prior to the Closing (the “Bonds and Assurances”) and (ii) replace the Bonds and Assurances or act as a substituted obligor, guarantor or other counterparty to the Bonds and Assurances as required for the continued operation of the Business.
     8.10 Solicitation Provisions; Matching Right; Back-Up Bid Option.
          (a) Prior to entry of the Sterlite Agreed Order by the Bankruptcy Court:
(i)	Purchaser, Guarantor and Sellers acknowledge that Sellers may take any action deemed necessary by Sellers to demonstrate that (i) they have sought to obtain the highest and best value for the Purchased Assets and that (ii) consummation of the transactions contemplated by this Agreement will in fact yield the highest and best value for the Purchased Assets, including giving notice thereof to Sellers’ creditors, other bidders for the Purchased Assets and other interested parties, providing information about the Business to prospective bidders, entertaining and negotiating offers from such prospective bidders, and, if necessary, conducting an auction.

(ii)	Without limiting the generality of Section 8.10(a)(i), each Seller and any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively “Representatives”) of any Seller shall have the right (but not the obligation), acting under the direction of the Board of Directors of ASARCO or any committee thereof, to, directly or indirectly: (i) solicit, initiate, facilitate or encourage any Acquisition Proposal or proposal for a Stand-Alone Plan, including by way of providing access to third parties to non-public information pursuant to one or more confidentiality agreements; and (ii) enter into and maintain discussions or negotiations with respect to one or more Acquisition Proposals or any Stand-Alone Plan proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.

(iii)	Purchaser and Guarantor agree that none of them nor any of their respective Affiliates or Subsidiaries shall, and that each of them shall use their reasonable best efforts to cause each of their respective Representatives not to, directly or indirectly, discourage or interfere with any Acquisition Proposal or Stand-Alone Plan, or contact or participate in discussions with any Person regarding an Acquisition Proposal or proposal for a Stand-Alone Plan that, to Purchaser or Guarantor’s knowledge, has made, or is considering or participating in discussions or negotiations with any Seller or any Representative of any Seller regarding an Acquisition Proposal or proposal for a Stand-Alone Plan.

(iv)	No Seller, nor any of its Representatives, shall have any liability to Purchaser or Guarantor, either under or relating to this Agreement, the Ancillary Agreements or any Applicable Law, by virtue of entering into or seeking Bankruptcy Court approval of an Acquisition Proposal or Stand-Alone Plan or the definitive agreement for any such Acquisition Proposal or Stand-Alone Plan. Any Seller may in its sole discretion enter into a definitive agreement with respect to such Acquisition Proposal or Stand-Alone Plan and Sellers may terminate this Agreement prior to or after entry into such a definitive agreement.

(v)	Any action taken by any Seller or any Representative of any Seller in accordance with the provisions of this Section 8.10(a) are expressly acknowledged and agreed to be not in breach or violation of any covenant contained in this Agreement or that could be implied in this Agreement (including a covenant of good faith and/or fair dealing).
          (b) Following the entry of the Sterlite Agreed Order by the Bankruptcy Court, ASARCO agrees that neither it nor any of its wholly-owned Subsidiaries shall, and that it shall direct its Representatives and its wholly-owned Subsidiaries’ Representatives not to, directly or indirectly, solicit any Acquisition Proposal; provided, however, that, nothing shall prevent ASARCO, its Board of Directors or any of its Representatives from taking any of the following actions:
        (i) complying with its obligations under Applicable Law with regard to an Acquisition Proposal; or
        (ii) (A) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (B) recommending an unsolicited Acquisition Proposal to the Creditor Constituents, if in the case of each of clause (A) and (B) above, the Board of Directors of ASARCO determines in good faith (after consultation with its legal and financial advisors and the Creditor Constituents) that (1) such action would be reasonably likely to be required in order to comply with its fiduciary duties under Applicable

Law and (2) such Acquisition Proposal is a Superior Proposal or is likely to lead to a Superior Proposal; or
        (iii) communicating or engaging in discussions with any of the Creditor Constituents or their respective advisors or Representatives regarding any matter, whether Acquisition Proposal, proposal relating to a Stand-Alone Plan or otherwise.
          (c) Notwithstanding anything herein to the contrary, Sellers and their Subsidiaries and their respective officers, directors, employees, attorneys, investment bankers, accountants and other agents and Representatives shall be permitted to (i) maintain and continue to provide access to the Seller Data Room to Persons that have executed a confidentiality agreement with ASARCO prior to the entry of the Sterlite Agreed Order and (ii) respond to any inquiries from and provide access to the Seller Data Room to Persons that have submitted a written bona fide (and unsolicited) Acquisition Proposal that ASARCO determines in good faith is a Superior Proposal (or is reasonably likely to lead to a Superior Proposal) and that have executed a confidentiality agreement with ASARCO. No Seller, nor any of its Affiliates shall have any liability to Purchaser or Purchaser Parent, either under or relating to this Agreement, the Ancillary Agreements or any Applicable Law, by virtue of entering into or seeking Bankruptcy Court approval of a Superior Proposal or the definitive agreement for such Superior Proposal, in each case, in accordance with the terms of this Section 8.10, following the receipt of any Superior Proposal, except as provided in Section 13.2(b)(v) upon termination of this Agreement.
          (d) Sellers shall, as soon as practicable, provide Purchaser with the material terms and conditions of any Acquisition Proposal, and identity of the Person making such Acquisition Proposal, received by Sellers after the entry of the Sterlite Agreed Order by the Bankruptcy Court that the Board of Directors of ASARCO determines in accordance with Section 8.10(b)(ii) above to take any affirmative action to approve, or authorize negotiations of, a definitive agreement in respect of.
          (e) Purchaser shall have the right (a “Matching/Topping Right”), within four Business Days after Purchaser receives a copy of the material terms and conditions of any Acquisition Proposal, and identity of the Person making such Acquisition Proposal, pursuant to Section 8.10(d), to deliver to Sellers an unconditional written offer to improve the terms and conditions contained in this Agreement so long as the Deemed Value of such improved offer (which Deemed Value will include the value of the amounts that would be owed to Purchaser under Section 13.2(b)(v) if such Acquisition Proposal were accepted and consummated) is at least equal to the Deemed Value of such pending Acquisition Proposal. Purchaser shall be under no obligation to exercise its Matching/Topping Right or to participate in any proceedings designed to elicit from Purchaser an equal or higher and better offer.
          (f) If ASARCO terminates this Agreement pursuant to Section 13.1(d) or (e), and such Superior Proposal or Stand-Alone Plan, as applicable, that prompted such termination is definitively terminated prior to consummation thereof, then ASARCO shall offer Purchaser the right (the “Back-Up Bid Option”) to consummate the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities in a transaction on substantially the same terms and conditions as this Agreement; provided, however, the Back-Up Bid Option will expire with no further obligation to Purchaser at 5:00 p.m., Dallas, Texas time, on the tenth Business Day following the date on which the Back-Up Bid Option was offered to Purchaser unless prior to such time (A) ASARCO receives a definitive purchase and sale agreement executed by Purchaser and Guarantor in the form of this Agreement (including Article II) with only such modifications as are described in this Section 8.10(f) (the “Back-Up Bid Agreement”) and (B) ASARCO shall have received an originally executed letter of credit, enforceable against the issuer thereof, in the amount of $125,000,000.00 issued in favor of ASARCO by a Qualified Bank; provided, however, that if ASARCO has retained or drawn on the First L/C pursuant to Section 4.2(f), then the letter of credit shall be issued in the amount of $75,000,000.00. The Back-Up Bid Agreement shall contain the following modifications to this Agreement:
(i)	all dates and deadlines shall be extended to such dates following execution of the Back-Up Bid Agreement as are consistent with the respective time periods between the Effective Date and the dates or deadlines contained in this Agreement;

(ii)	the covenants contained in the subsections of Section 8.2 shall be reasonably revised as appropriate to reflect ASARCO’s operations at such time; provided, however, that Purchaser, Guarantor and Sellers, each acting reasonably, are able to agree in writing on such revisions prior to expiration of the Back-Up Bid Option; and

(iii)	such other non-substantive changes as may be reasonably required under the circumstances and as may be agreed in writing among Purchaser, Guarantor and Sellers, each acting reasonably, prior to expiration of the Back-Up Bid Option.
Purchaser shall be entitled to seek specific performance to enforce its right to receive the offer of the Back-Up Bid Option from Sellers in accordance with this Section 8.10(f) without the necessity of proving actual damages or of posting any bond.
     8.11 Risk of Loss; Casualty Loss. All risk of loss or damage to or destruction of the Purchased Assets, in whole or in part, shall be and remain with Sellers until Closing and upon Closing, the risk of loss or damages to or destruction of the Purchased Assets in whole or in part shall be and remain with Purchaser. If, between the date of this Agreement and the Closing, any of the Purchased Assets shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause (the “Casualty”), then Purchaser shall acquire such Purchased Assets on an “as is” basis and take an assignment from Sellers of any insurance proceeds payable to Sellers in respect of the Casualty.
     8.12 Further Assurances. Sellers, Purchaser and Guarantor agree that from and after the Closing Date, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by any party hereto to carry out the purposes and intents hereof.
     8.13 Payments and Proceeds.

          (a) If, at any time on or after Closing, any Seller receives any asset or any proceeds in respect of any Purchased Asset, whether or not in payment of any sum due to Purchaser, or otherwise comes into possession of any Purchased Asset or product or proceed thereof, such Seller shall turn over such asset or proceed to Purchaser and pending such turn over, such Seller shall hold such asset or proceed in trust for Purchaser’s benefit. This Section 8.13(a) shall not apply to transactions contemplated by, or Purchased Assets, proceeds or products received pursuant to, the Purchaser Promissory Note or Security Agreement.
          (b) If, at any time on or after Closing, Purchaser receives any asset or any proceeds in respect of any Excluded Asset, whether or not in payment of any sum due to any Seller, or otherwise comes into possession of any Excluded Asset or product or proceed thereof, Purchaser shall turn over such asset or proceed to Sellers and pending such turn over, Purchaser shall hold such asset or proceed in trust for Sellers’ benefit.
     8.14 Transition Services Agreement. The parties shall negotiate in good faith as promptly as practicable following the date of this Agreement a form of Transition Services Agreement whereby from and after the Closing until the completion by ASARCO and its subsidiaries (and any successor entities to ASARCO in the Bankruptcy Cases) of the wind down of its operations and the implementation of the Plan, Purchaser will provide to ASARCO the litigation support services, closing accounts statement services, and access to Real Property and Books and Records as set forth in Exhibit K and will make available the Transferred Employees or other personnel to provide to ASARCO the other wind down services described in Exhibit K in order to wind down operations, implement the Plan and otherwise administer the Bankruptcy Cases.
ARTICLE IX
EMPLOYEES AND EMPLOYEE BENEFITS
     9.1 Employment.
          (a) All of the employees of Sellers who are not union-represented and who are employed on the Closing Date, including those actively at work or on vacation, leave of absence or other approved absence from work and individuals who have received offers of employment but have not reported to work (“Non-Union Employees”), shall be offered employment with Purchaser on or before the Closing Date, subject to completion of all applications and forms for employment and benefits required by Applicable Law or required of similarly-situated employees of Guarantor, on the terms which, in the aggregate, are substantially equivalent to those provided to such Non-Union Employees prior to Closing. All union-represented employees of Sellers who are employed on the Closing Date, including those actively at work or on vacation, leave of absence or other approved absence from work and individuals who have received offers of employment but have not reported to work (“Union Employees”, and together with the Non-Union Employees, the “Employees”) shall be offered employment with Purchaser on or before the Closing Date, subject to completion of all applications and forms for employment and benefits required by Applicable Law or required of similarly-situated employees of Guarantor, in accordance with the terms of the labor agreement negotiated between Purchaser and the respective Union. Such persons who accept such offer on or before the

Closing Date shall be referred to as “Transferred Employees.” Notwithstanding the foregoing, this Section 9.1(a) shall not apply to those employees of Sellers whose principal services relate to litigation and bankruptcy administration (which employees Sellers agree to identify to Purchaser at least 30 days prior to Closing), and Purchaser will be under no obligation to offer employment to such employees of Sellers.
          (b) Any liability or obligation that Sellers shall incur with respect to severance, benefits or termination of Employees as a result of Purchaser’s failure to provide Employees with pay, benefits and other terms and conditions of employment comparable in the aggregate to those provided to Employees as of the Closing or, where Purchaser’s provision of a comparable, in the aggregate, benefit is impracticable or impossible, Purchaser’s failure to provide a compensation and benefits package of comparable value at least sufficient to provide Purchaser and Sellers with a good faith defense to any allegation or claim that such Transferred Employees might make for severance or termination, will be an Assumed Liability.
          (c) Purchaser and Sellers shall comply with the requirements of Applicable Law in respect of the Transferred Employees.
     9.2 Terms of Continued Employment.
          (a) Purchaser agrees to provide to those Transferred Employees who were Non-Union Employees, for a period of at least 24 months following the Closing Date (i) levels of total compensation (including salary) and participation in Seller Employee Benefit Plans which, in the aggregate, are substantially equivalent to the levels of total compensation (including salary) and Seller Employee Benefit Plan participation, in the aggregate, of such Employees as in effect as of the Closing Date and (ii) at a work location no more than 50 miles from the individual’s work location as of the Closing Date; provided, however, that this shall not be construed to grant to any Transferred Employee a right to employment by Purchaser for any particular length of time. Nothing in this Section 9.2(a) shall in any way restrict the right of Purchaser to terminate any Transferred Employee who was a Non-Union Employee at any time for any reason not in violation of Contract or Applicable Law.
          (b) Notwithstanding Section 9.2(a), if at any time during the 24-month period following the Closing Date the employment of any Transferred Employee is terminated other than for cause or is constructively terminated under the severance plan set forth in Section 9.2(b) of the Seller Disclosure Schedule, Purchaser shall provide the terminated Transferred Employee with severance benefits which are comparable, in the aggregate, to the severance benefits described in Section 9.2(b) of the Seller Disclosure Schedule.
     9.3 Assumption of Plans. As of the Closing Date, Purchaser shall adopt and become the sponsor and employer for purposes of each and every Seller Employee Benefit Plan set forth in Section 9.3 of the Seller Disclosure Schedule and shall be substituted for Seller or its Subsidiaries who had theretofore been the sponsor of any such Seller Employee Benefit Plan. Effective as of the Closing, Purchaser shall be responsible for all benefits and liabilities with respect to such Seller Employee Benefit Plans, as such Seller Employee Benefit Plans may be amended or modified from time to time by written agreement between Purchaser and the Unions after the Closing Date.

     9.4 Service Credit. Except as may otherwise be agreed in writing after the Closing Date between Purchaser and the Unions with respect to the applicable unionized employees, Purchaser shall cause to be provided to each Transferred Employee credit for prior service with Sellers or their Subsidiaries since their last day of hire for all purposes (including vesting, eligibility, benefit accrual and/or level of benefits) in all Purchaser employee benefit plans, programs, practices or arrangements, including fringe benefit plans, vacation and sick leave policies, severance plans or policies, retiree medical plans, defined benefit plans, matching contributions under defined contribution plans (including defined contribution retiree medical plans) maintained or provided by Purchaser or its Subsidiaries or Affiliates in which such Transferred Employees are eligible to participate after the Closing Date, to the extent such prior service credit would be extended under each applicable Seller Employee Benefit Plan; provided, however, that no such past service credit shall be granted to the extent that it would result in the duplication of benefits for the same period of service.
     9.5 Vacation and Leave. Except for amounts of vacation and other accrued time off paid to Transferred Employees by Sellers at or promptly after the Closing Date, Purchaser shall provide each Transferred Employee credit for all of the Transferred Employee’s earned but unused vacation and sick leave and other time-off as of the Closing Date as determined under Seller’s time-off policies and Purchaser shall thereafter be responsible for providing commensurate vacation pay or pay in lieu of vacation as well as sick leave with respect to such employees for the credited vacation and sick leave. At least three days prior to Closing, Sellers shall provide Purchaser with a calculation of all of the Transferred Employee’s earned but unused vacation and sick leave and other accrued time-off.
     9.6 Welfare Benefit Plans; Workers’ Compensation; Other Benefits.
          (a) With respect to each Transferred Employee (including any beneficiary or the dependent thereof), Purchaser shall assume all liabilities and obligations for workers’ compensation benefits even if such liability or obligation relates to claims incurred (whether or not reported or paid) prior to the Closing Date. For purposes of this Section 9.6, a claim shall be deemed to be incurred when (i) with respect to medical, dental, health related benefits, accident and disability (including worker’s compensation benefits but not including wage continuation/replacement type benefits), the medical, dental, health related, accident or disability services with respect to such claim are performed and (ii) with respect to life insurance, when the death occurs.
          (b) Effective as of the Closing Date, Purchaser shall be responsible for providing coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to any Employee, his or her spouse or dependent person as to whom a “qualifying event” as defined in Section 4890B of the Code has occurred (i) prior to the Closing Date in the case of a “qualifying event” other than a termination of employment and (ii) in the case of a termination of employment “qualifying event” on or prior to the Closing Date. Purchaser shall also be responsible for providing COBRA coverage to any Employee, his or her spouse or dependent person as to whom a “qualifying event” occurs on or after the Closing Date including for a “qualifying event” that is a termination of employment on the Closing Date.

          (c) Purchaser acknowledges that ASARCO has obligations under the Coal Act, including the obligations (i) to provide retiree health benefits to eligible beneficiaries and their dependents pursuant to Section 9711 of the Coal Act, 26 U.S.C. § 9711, (ii) to pay the annual prefunding premium and the monthly per beneficiary premium required pursuant to Section 9712(d)(1)(A) and (B) of the Coal Act, 26 U.S.C. § 9712(d)(1)(A) and (B), and (iii) to provide security to the UMWA 1992 Benefit Plan pursuant to Section 9712(d)(1)(C) of the Coal Act, 26 U.S.C. § 9712(d)(1)(C). Accordingly, Purchaser assumes and is responsible for all of the Coal Act obligations of ASARCO, including the obligations set forth in this paragraph.
          (d) In addition to the obligations assumed pursuant to the other sections of Article IX and not in limitation thereof, Purchaser shall assume and be responsible for all of ASARCO’s obligations under the Collective Bargaining Agreement, as amended by that certain letter agreement entered into between the United Steelworkers of America and the Purchaser, dated June 23, 2008, which shall become effective on the Closing Date, and the retiree class action settlement agreement approved by the Bankruptcy Court by order dated March 15, 2007 (Docket No. 4178), which settled the cause of action captioned Asarco Incorporated et al. v. United Steelworkers of America, AFL-CIO/CLC, et al., No. CV-03-1297.
     9.7 OSHA Medical Records; Other Records; Payroll Deductions. Purchaser shall accept delivery from Sellers of all OSHA exposure and other records with respect to the Business, and shall maintain such records and provide copies thereof to current and former employees engaged primarily in the conduct of the Business in compliance with OSHA. Purchaser shall obtain from Transferred Employees, as part of its hiring process or otherwise, their consents to the transfer of their medical and other records and all payroll deduction authorizations from Sellers to Purchaser. Notwithstanding anything to the contrary contained in Section 9.1, receipt of the consent contemplated by the immediately preceding sentence shall be considered a condition to the offer of employment required in Section 9.1, and any Employee who fails to provide such consent promptly shall cease to be a Transferred Employee, effective (retroactively, if applicable) as of the Closing Date.
     9.8 Announcement. On or prior to the date hereof, Sellers and Purchaser have agreed (after consultation with the Unions) upon a form of joint announcement to employees concerning this Agreement and the transactions contemplated hereby and a communication plan concerning the method and timing of the delivery of such announcement. Contemporaneously with the execution and delivery of this Agreement (or promptly thereafter), the parties will deliver such announcement to employees in accordance with such communication plan.
     9.9 Warn Act. Before the Closing Date, Sellers shall be responsible with respect to all current and former employees of Sellers for compliance with the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar state or local law for an “employment loss” (as defined in the WARN Act) and occurring before the Closing Date as a result of actions take by Sellers. After the Closing Date, Purchaser shall be responsible with respect to all Transferred Employees for compliance with the WARN Act and any similar state or local Laws for an “employment loss” (as defined in the WARN Act) or temporary layoff (with no reasonable expectation of recall) occurring on or after the Closing Date as a result of actions taken by Purchaser. Section 9.9 of the Seller Disclosure Schedule lists the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) or who have been placed on temporary layoff (with no reasonable expectation of recall) at any site of employment or facility of Sellers or any of its Subsidiaries during the 90-day period prior to the date hereof, together with the date of each such employment loss or temporary layoff (with no reasonable expectation of recall), which schedule shall be updated with respect to the period between the date hereof and the Closing Date. Seller represents that with respect to each such “employment loss,” it complied in all material respects with the notice requirements contained in the WARN Act.
ARTICLE X
TAX MATTERS
     10.1 Transaction Taxes. Purchaser shall bear and be responsible for paying any sales, use, value added, goods and services, gross receipts, stamp, duty, stamp duty, transfer, documentary, registration, business and occupation, severance (to the extent imposed on the transfer of the Inventory) and other similar Taxes (including related penalties (civil or criminal), additions to Tax and interest) imposed by any Governmental Authority with respect to the transfer of the Purchased Assets under this Agreement (“Transaction Taxes”), regardless of whether any Tax authority seeks to collect such taxes from Sellers or Purchaser; provided, however, that Purchaser shall in no event bear or be responsible for Transaction Taxes in excess of $1,000,000. Purchaser shall also be responsible for (i) administering the payment of such Transaction Taxes required to be paid by Purchaser hereunder; (ii) defending or pursuing any proceedings related thereto; and (iii) paying any expenses, interest and penalties related thereto. Sellers shall cooperate with Purchaser and take actions reasonably requested by Purchaser to permit Transaction Taxes, if any, to be paid on a timely basis. Sellers shall give prompt written notice to Purchaser of any proposed adjustment or assessment of any Transaction Taxes with respect to the transactions contemplated hereby. In any proceedings, whether formal or informal, Sellers shall permit Purchaser to participate and control the defense of such proceeding with respect to such Transaction Taxes, and shall take all actions and execute all documents required to allow such participation.
     10.2 Tax Prorations. As to any Purchased Assets acquired by Purchaser, Sellers and Purchaser shall apportion the liability for real and personal property taxes, ad valorem taxes and other similar Taxes imposed on a periodic basis and measured by the level of any item (“Periodic Taxes”) for all Tax periods including but not beginning or ending on the Closing Date (the “Proration Periods”). The Periodic Taxes described in this Section 10.2 shall be apportioned between Sellers and Purchaser as of the Closing Date, with Purchaser liable for that portion of the Periodic Taxes equal to the Periodic Tax for the Proration Period multiplied by a fraction, the numerator of which is the number of days remaining in the Proration Period after the Closing Date, and the denominator of which is the total number of days covered by such Proration Period. Sellers shall be liable for that portion of the Periodic Taxes for the Proration Period for which Purchaser is not liable under the preceding sentence. Purchaser and Sellers shall pay or be reimbursed for Periodic Taxes (including instances in which such Taxes have been paid before the Closing Date) on this prorated basis. If a payment on a tax bill is due after the Closing, the party that is legally required to make such payment shall make such payment and promptly forward an invoice to the other party for its pro rata share, if any. If the other party does not pay the invoice within 30 calendar days of receipt, the amount of such payment shall bear interest at the rate of 6% per annum. The party responsible for paying a tax described in this Section 10.2 shall be responsible for administering the payment of (and any reimbursement for) such Tax. For purposes of this Section 10.2, the Proration Period for Periodic Taxes shall be the fiscal period for which such Taxes were assessed by the relevant Tax jurisdiction. Notwithstanding anything to the contrary contained herein, Purchaser shall be solely responsible for, promptly pay, and indemnify Sellers from and against, any and all assessments of taxes for the year in which Closing occurs, for all subsequent years and for prior years, in each case, due to change in land usage.
     10.3 Tax Refunds. Any Tax refunds (including any interest related thereto) for which claims were filed prior to the Closing Date and which are received by Purchaser, its Affiliates or successors relating to Taxes attributable to the ownership or operation of the Purchased Assets during Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, and Purchaser shall pay over to Sellers any such amount within five business days of receipt thereof. Any Tax refunds (including any interest related thereto) received by any Seller or its Affiliates or successors relating to Taxes attributable to the ownership or operation of the Purchased Assets during Tax periods or portions thereof beginning after the Closing Date shall be for the account of Purchaser, and Sellers shall pay over to Purchaser any such amount within five Business Days of receipt thereof. Each party shall, if the other party so requests and at such other party’s direction and expense, file or cause its Affiliates to file for and obtain any Tax refunds relating to Taxes attributable to the ownership or operations of the Purchased Assets that such other party is entitled to under this Section 10.3, and each party shall pay over to such other party any such amount within five Business Days of receipt thereof.
ARTICLE XI
CONDITIONS TO CLOSING
     11.1 Conditions Precedent to Obligations of Each Party. The respective obligations of Sellers, Purchaser and Guarantor to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:
          (a) The Bankruptcy Court or the United States District Court that has jurisdiction over the Bankruptcy Cases shall have approved and entered the Plan Confirmation Order, and the Plan Confirmation Order shall have become an Effective Order;
          (b) The United States District Court that has jurisdiction over the Bankruptcy Cases shall have issued or affirmed the Plan Confirmation Order in accordance with Section 524(g)(3)(A) of the Bankruptcy Code;
          (c) If this Agreement is not consummated prior to October 22, 2009, any waiting period (including any extension thereof) applicable to the sale to and purchase by Purchaser of the Purchased Assets under the HSR Act or under the regulations of any other applicable governmental antitrust or competition authority, where failure to comply with such regulations would prohibit the consummation of the transactions contemplated by this Agreement, shall have been terminated or expired;

          (d) No Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect; and
          (e) All conditions precedent to the effectiveness of the Plan (other than the Closing) shall have been satisfied or waived by the relevant parties.
     11.2 Conditions Precedent to Obligations of Purchaser and Guarantor. The obligations of Purchaser and Guarantor to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser or Guarantor, in whole or in part, subject to Applicable Law):
          (a) All of the representations and warranties of Sellers contained herein shall be true and correct on and as of the Closing Date, except those representations and warranties of Sellers that speak of a certain date, which representations and warranties shall have been true and correct as of such date; provided, however, that this condition shall be deemed to have been satisfied so long as any failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect, ignoring solely for purposes of the satisfaction of this Section 11.2(a) any reference to Seller Material Adverse Effect or other materiality qualifiers contained in such representations and warranties;
          (b) Sellers shall have performed, in all material respects, all obligations required by this Agreement to be performed by Sellers on or prior to the Closing Date; and
          (c) Purchaser shall have been furnished with the deliveries referred to in Section 5.2.
     11.3 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers, in whole or in part, subject to Applicable Law):
          (a) All of the representations and warranties of Purchaser and Guarantor contained herein shall be true and correct on and as of the Closing Date, except those representations and warranties of Purchaser and Guarantor that speak of a certain date, which representations and warranties shall have been true and correct as of such date; provided, however, that this condition shall be deemed to have been satisfied so long as any failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, impede or materially delay or otherwise affect in any material respect the transactions contemplated by this Agreement ignoring solely for purposes of the satisfaction of this Section 11.3(a) any materiality qualifiers contained in such representations and warranties;
          (b) Purchaser and Guarantor shall have performed, in all material respects, all obligations required by this Agreement to be performed by them on or prior to the Closing Date;

          (c) Sellers shall have been furnished with the deliveries referred to in Section 5.3; and
          (d) The consents and waivers set forth in Sections 6.3(a) and 6.3(b) of the Seller Disclosure Schedule shall have been obtained.
ARTICLE XII
LIMITATIONS
     12.1 Purchaser’s Review.
          (a) Disclaimer Regarding Projections. In connection with Purchaser’s and Guarantor’s investigation of Sellers, Purchaser and/or Guarantor has received from Sellers and their Affiliates and agents certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data of Sellers. Purchaser and Guarantor acknowledge that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) Purchaser and Guarantor is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iii) neither Purchaser nor Guarantor shall have any claim against anyone with respect to any of the foregoing nor any termination right hereunder as a result of any inaccuracy thereof. Accordingly, each of Purchaser and Guarantor acknowledges that notwithstanding anything to the contrary in this Agreement, Sellers have made no representation or warranty with respect to such projections and other forecasts and plans.
          (b) Limited Duties. Any and all duties and obligations which any party hereto may have to any other party hereto with respect to or in connection with the Purchased Assets, this Agreement or the transactions contemplated hereby are limited to those specifically set forth in this Agreement. Neither the duties nor obligations of any party hereto, nor the rights of any party hereto, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any equitable nor legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires any party hereto to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable. Each of the parties hereto acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of any other party under this Agreement on the basis of any implied obligation or otherwise.
     12.2 “As-Is”; Sale. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLERS, PURCHASER AND GUARANTOR EACH AGREE THAT PURCHASER IS TAKING THE PURCHASED ASSETS “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” AND WITH ANY AND ALL LATENT AND PATENT DEFECTS AND THAT THERE IS NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE (INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO HABITABILITY, MARKETABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, VALUATION,

GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PURCHASED ASSETS WITH LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS TO OR FOR THE BENEFIT OF PURCHASER OR GUARANTOR OR ANY OTHER MATTER OR THING REGARDING THE REAL PROPERTY) MADE BY SELLERS WITH RESPECT TO THE REAL PROPERTY (EXCEPT FOR THE REPRESENTATIONS OF SELLERS EXPRESSLY SET FORTH IN SECTIONS 6.1 THROUGH 6.15 AND LIMITED BY SECTIONS 15.1 AND 15.2 OF THIS AGREEMENT), ALL OTHER REPRESENTATIONS AND WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED AND DENIED. EACH OF PURCHASER AND GUARANTOR ACKNOWLEDGE THAT IT HAS BEEN OR WILL BE GIVEN ADEQUATE TIME TO CONDUCT WHATEVER EXAMINATION, EVALUATIONS, INSPECTIONS, REVIEWS, STUDIES OR TESTS OF THE PURCHASED ASSETS AND ITS CONDITION AS PURCHASER AND GUARANTOR MAY DESIRE OR DETERMINE WARRANTED, AND THAT NEITHER PURCHASER NOR GUARANTOR ARE RELYING ON, AND SELLERS SHALL NOT BE LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED REPRESENTATION, GUARANTY, WARRANTY, STATEMENT OR OTHER ASSERTION WITH RESPECT TO THE REAL PROPERTY OR ITS CONDITION MADE BY OR FURNISHED BY OR ON BEHALF OF ANY SELLER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT ANY SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING (EXCEPT FOR THE REPRESENTATIONS OF SELLERS EXPRESSLY SET FORTH IN SECTIONS 6.1 THROUGH 6.15 AND LIMITED BY SECTIONS 15.1 AND 15.2 OF THIS AGREEMENT).
     PURCHASER IS AWARE OF THE REAL PROPERTY’S HISTORIC MINING AND SMELTING OPERATIONS AND THE USE, STORAGE AND HANDLING OF HAZARDOUS MATERIALS ON THE REAL PROPERTY IN CONNECTION WITH SUCH OPERATIONS. PURCHASER AND GUARANTOR REPRESENT THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF MINING, COMMERCIAL AND INDUSTRIAL ASSETS, SECURITIES, REAL ESTATE AND THE OTHER TYPES OF ASSETS AND INTERESTS CONTEMPLATED TO BE SOLD AS PART OF THE PURCHASED ASSETS HEREUNDER AND IN DECIDING TO ENTER INTO THIS AGREEMENT, AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, PURCHASER AND GUARANTOR HAVE RELIED SOLELY UPON THEIR OWN KNOWLEDGE, INVESTIGATION, AND ANALYSIS (AND THAT OF THEIR ATTORNEYS, ACCOUNTANTS, CONSULTANTS AND REPRESENTATIVES) AND NOT ON ANY DISCLOSURE OR REPRESENTATION MADE BY, OR ANY DUTY TO DISCLOSE ON THE PART OF, SELLERS OR THEIR AFFILIATES OR ANY OF THEIR REPRESENTATIVES, OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE VI.
     12.3 Waivers and Releases. PURCHASER AND GUARANTOR ACKNOWLEDGE THAT PURCHASER HAS, OR BY THE CLOSING DATE SHALL HAVE, CONDUCTED SUCH INVESTIGATIONS OF THE PURCHASED ASSETS, INCLUDING THE PAST AND PRESENT PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, THE STATUS AND REQUIREMENTS OF PERMITS APPLICABLE THERETO AND THE SCOPE AND

EXTENT OF MINING OPERATION ACTIVITIES AND RECLAMATION ACTIVITIES AND REQUIREMENTS ON THE REAL PROPERTY, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PURCHASED ASSETS AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS ON, IN, UNDER OR DISCHARGED FROM OR POTENTIALLY MIGRATING UPON THE REAL PROPERTY AND SHALL RELY SOLELY UPON THE SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS OR THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN SECTIONS 6.1 THROUGH 6.15 AND LIMITED BY SECTIONS 15.1 AND 15.2 OF THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 6.1 THROUGH 6.15 AND LIMITED BY SECTIONS 15.1 AND 15.2 OF THIS AGREEMENT, UPON CLOSING, PURCHASER AND GUARANTOR SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS (INCLUDING ALL RESPONSIBILITY, LIABILITY, OBLIGATIONS, AND CLAIMS THAT HAVE ARISEN OR MAY ARISE UNDER LAWS (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS) MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER AND GUARANTOR AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED, AND RELEASED SELLERS (AND SELLERS’ OFFICERS, PARTNERS, MEMBERS, MANAGERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, INCLUDING COST RECOVERY, CONTRIBUTION OR OTHER CLAIMS PURCHASER AND/OR GUARANTOR MIGHT HAVE UNDER LAWS (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS) AND CLAIMS BASED ON THE NEGLIGENCE OR STRICT LIABILITY OF SELLERS (OR ANY OF SELLERS’ OFFICERS, PARTNERS, MEMBERS, MANAGERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AND AGENTS), WHICH PURCHASER AND/OR GUARANTOR MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLERS (AND ANY OF SELLERS’ OFFICERS, PARTNERS, MEMBERS, MANAGERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS OR PERMITS (INCLUDING ANY ENVIRONMENTAL LAWS), SUITS OF ANY KIND, INCLUDING SUITS UNDER ENVIRONMENTAL LAWS BROUGHT BY ANY THIRD PARTY, INCLUDING GOVERNMENTAL AUTHORITIES, RELATING TO THE PURCHASED ASSETS, AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES, OR MATTERS REGARDING THE PURCHASED ASSETS. NOTWITHSTANDING THE FOREGOING, THE WAIVERS AND RELEASES CONTAINED IN THIS SECTION 12.3 SHALL NOT APPLY TO THE EXTENT ANY CLAIM ARISES OUT OF OR RESULTS FROM SELLERS’ FRAUD.

     12.4 Acceptance and Discharge. The acceptance of the Deeds, the Leasehold Deeds, the Bill of Sale, the Assignment and Assumption Agreement and the Assignment and Assumption of Ground Lease Agreement by Purchaser, and the entry of the Plan Confirmation Order by the Bankruptcy Court, shall be deemed an acknowledgement by Purchaser and Guarantor that Sellers have fully performed, discharged and complied with all of Sellers’ obligations, representations and warranties, covenants and agreements hereunder, that Sellers are discharged therefrom and that Sellers shall have no further liability with respect thereto, except for those, if any, which are specifically stated herein to survive the Closing.
     12.5 No Consequential or Punitive Damages. NO PARTY HERETO (OR ITS AFFILIATES) SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO ANY OTHER PARTY (OR ITS AFFILIATES), BY STATUTE, IN TORT OR CONTRACT OR OTHERWISE, FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES CLAIMED BY SUCH OTHER PARTY UNDER THE TERMS OF OR DUE TO ANY BREACH OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR INCOME, COST OF CAPITAL, OR LOSS OF BUSINESS REPUTATION, OTHER THAN IN RESPECT OF A BREACH OF SECTIONS 8.5, 8.6 OR ARTICLE XIV.
ARTICLE XIII
TERMINATION
     13.1 Termination of Agreement. This Agreement may be terminated prior to the Closing Date as follows:
          (a) By the mutual written consent of Sellers and Purchaser;
          (b) By Sellers if the Plan Confirmation Order has not been entered on or before August 31, 2009 (or such later date, which in no event will be later than September 30, 2009, if requested by Sellers and consented to by Purchaser, which consent may not be unreasonably delayed or denied ) (the “Confirmation Deadline”); provided, however, that Sellers shall not be permitted to terminate this Agreement under this Section 13.1(b) if (i) the failure by Sellers to fulfill any obligation under this Agreement has been the primary cause of the Plan Confirmation Order not having been entered on or before the Confirmation Deadline or (ii) the Plan Confirmation Order not having been entered is caused primarily by a breach by Sellers of any covenant or obligation in this Agreement required to be performed by Sellers or the inaccuracy of any representation or warranty of Sellers made herein;
          (c) By Sellers if the Closing has not occurred on or before November 30, 2009 (or such later date, which in no event will be later than December 31, 2009, if requested by Sellers and consented to by Purchaser, which consent may not be unreasonably delayed or denied; provided, that if the Plan Confirmation Order has been entered by the Bankruptcy Court (rather than the United States District Court having jurisdiction over the Bankruptcy Cases), such date shall automatically be extended to December 31, 2009) (the “Termination Date”); provided, however, that Sellers shall not be permitted to terminate this Agreement under this Section 13.1(c) if (i) the failure by Sellers to fulfill any obligation under this Agreement has been the primary cause of the failure of such consummation to occur on or before the Termination Date or

(ii) the failure of the Closing to occur is caused primarily by a breach by Sellers of any covenant or obligation in this Agreement required to be performed by Sellers or the inaccuracy of any representation or warranty of Sellers made herein;
          (d) By either Sellers or Purchaser, at any time after the Bankruptcy Court approves a Superior Proposal to be consummated between ASARCO and a Person other than Purchaser, Guarantor or any of their respective Affiliates;
          (e) By either Sellers or Purchaser at any time after the Bankruptcy Court approves a Stand-Alone Plan and such plan has been approved by the Board of Directors of ASARCO and is supported by ASARCO;
          (f) By Purchaser if the Plan Confirmation Order has not been entered on or before the Confirmation Deadline; provided, however, that Purchaser shall not be permitted to terminate this Agreement under this Section 13.1(f) if (i) the failure by Purchaser or Guarantor to fulfill any obligation under this Agreement has been the primary cause of the Plan Confirmation Order not having been entered on or before the Confirmation Deadline or (ii) the Plan Confirmation Order not having been entered is caused primarily by a breach by Purchaser or Guarantor of any covenant or obligation in this Agreement required to be performed by Purchaser or the inaccuracy of any representation or warranty of Purchaser or Guarantor made herein;
          (g) By Purchaser if the Closing has not occurred on or before the Termination Date; provided, however, that Purchaser shall not be permitted to terminate this Agreement under this Section 13.1(g) if (i) the failure by Purchaser or Guarantor to fulfill any obligation under this Agreement has been the primary cause of the failure of such consummation to occur on or before the Termination Date or (ii) the failure of the Closing to occur is caused primarily by a breach by Purchaser or Guarantor of any covenant or obligation in this Agreement required to be performed by Purchaser or Guarantor, or the inaccuracy of any representation or warranty of Purchaser or Guarantor made herein;
          (h) By Purchaser (provided that neither Purchaser nor Guarantor is in material breach of any representation, warranty or covenant or other agreement contained herein) if: (i) the Bankruptcy Court shall not have entered the Sterlite Agreed Order on or prior to April 15, 2009 or (ii) the Bankruptcy Court shall not have entered an order approving the Disclosure Statement on or prior to May 31, 2009 (or such later date, which in no event will be later than July 1, 2009, if requested by Sellers and consented to by Purchaser, which consent may not be unreasonably delayed or denied);
          (i) By Purchaser upon the conversion of ASARCO’s Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code;
          (j) By Purchaser if there shall be a breach by Sellers of any representation, warranty or covenant contained in this Agreement which would result in a failure of a condition to Purchaser’s or Guarantor’s obligation to close set forth in Sections 11.2(a) or (b) to be satisfied, which breach has not been cured by the earlier of (i) 60 days after the giving of written notice by Purchaser to Sellers of such breach and (ii) the Termination Date;

          (k) By Sellers if there shall be a breach by Purchaser or Guarantor of any representation, warranty or covenant contained in this Agreement which would result in a failure of a condition to Sellers’ obligation to close set forth in Sections 11.3(a) or (b) to be satisfied, which breach has not been cured by the earlier of (i) 60 days after the giving of written notice by Sellers to Purchaser of such breach and (ii) the Termination Date;
          (l) By either Sellers or Purchaser, if there shall be any final non-appealable Order entered by a Governmental Authority of competent jurisdiction permanently restraining, prohibiting or enjoining Sellers or Purchaser from consummating the transactions contemplated hereby;
          (m) By Sellers if the Plan (i) fails to satisfy the voting requirements under 11 U.S.C. § 524(g)(2)(B)(ii)(IV)(bb) and § 1126 for any class of claimants seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products or (ii) is rejected by Persons listed in Exhibit P that hold at least one-half in number and/or one-third in amount of the environmental claims set forth in Exhibit P;
          (n) By either Sellers or Purchaser if the Bankruptcy Court denies confirmation of the Plan; or
          (o) By Sellers pursuant to Section 8.10(a)(iv); provided, that the termination right contained in this Section 13.1(o) may be exercised only prior to the entry of the Sterlite Agreed Order.
     13.2 Effect of Termination.
          (a) No termination of this Agreement pursuant to Section 13.1 shall be effective until written notice thereof is given to the non-terminating party specifying the provision hereof pursuant to which such termination is made.
          (b) In the event of termination of this Agreement by either or both of the parties pursuant to Section 13.1, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated:
          (i) Except as otherwise provided in Section 13.2(b)(v) and in Section 4.2, such termination shall be the sole and exclusive remedy of Purchaser and Guarantor with respect to breaches by any Seller of any covenant, representation or warranty contained in this Agreement and none of the Sellers nor any of their respective past, present or future trustees, directors, officers, employees, members, shareholders, incorporators, partners and/or Affiliates, as the case may be, shall have any liability or further obligation to Purchaser or Guarantor or any of their respective past, present or future trustees, directors, officers, employees, members, shareholders, incorporators, partners and/or Affiliates, as the case may be, and each Seller (and their respective past, present or future trustees, directors, officers, employees, members, shareholders, incorporators, partners and/or Affiliates, as the case may be) shall be fully released and discharged from any liability or obligation under or resulting from this Agreement and neither Purchaser nor Guarantor shall have any other remedy, right, claim or cause of action under or relating to this Agreement or any Applicable Law, including for reimbursement of expenses;
          (ii) Sellers shall have all rights and remedies existing at law or in equity and shall have the right to pursue all legal and equitable remedies that may be available to Sellers, at law or in equity; and in any successful action for damages, Sellers shall be entitled to recover its demonstrated legal damages, which shall not be limited to out of pocket costs in pursuing the transaction contemplated by this Agreement;
          (iii) All filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made;
          (iv) All Evaluation Material (as defined in the Confidentiality Agreement) shall be returned to ASARCO;
          (v) If, following the entry of the Sterlite Agreed Order by the Bankruptcy Court, this Agreement is terminated pursuant to (A) Section 13.1(d) due to the Bankruptcy Court’s approval of a Superior Proposal and such Superior Proposal is consummated between ASARCO and a Person other than Purchaser, Guarantor or any of their respective Affiliates or (B) Section 13.1(e) due to the Bankruptcy Court’s approval of a Stand-Alone Plan approved by the Board of Directors of ASARCO and supported by ASARCO and such Stand-Alone Plan is consummated, Sellers shall pay to Purchaser as soon as practicable (but no later than three Business Days) following the consummation of such Superior Proposal or Stand-Alone Plan, as applicable, a fee in the amount of $26,000,000.00. If, following the entry of the Sterlite Agreed Order by the Bankruptcy Court, this Agreement is terminated pursuant to Section 13.1(j), Sellers shall reimburse Purchaser within two Business Days following such termination for actual and documented expenses of Purchaser not to exceed the sum of $10,000,000.00. Such payment shall be made by wire transfer of immediately available funds to an account designated by Purchaser. Purchaser’s claim in connection with the amounts due hereunder shall constitute a first priority administrative expense claim under section 507(a)(1) of the Bankruptcy Code; and
          (vi) Payment of funds shall be made to Sellers and/or one or more of the Letters of Credit may be drawn or returned for cancellation, in each case, in accordance with Section 4.2.
          (c) Notwithstanding the foregoing, no fee pursuant to Section 13.2(b)(v) shall be due and payable if (i) Purchaser or Guarantor has materially breached this Agreement, (ii) Purchaser or Guarantor has engaged in bad faith conduct with respect to the transactions contemplated by this Agreement or (iii) Purchaser or Guarantor has violated in any material respect the provisions of the Bankruptcy Code, other Applicable Law or an Order of the

Bankruptcy Court, in each case relating to the transactions contemplated by this Agreement (any one of the foregoing is referred to herein as a “Purchaser Bad Faith Event”).
          (d) Notwithstanding Section 13.2(b), the obligations of Purchaser and Guarantor under the Confidentiality Agreement and the obligations of the parties under this Section 13.2 and Sections 4.2, 8.5, 8.6, 8.10(f), 15.4, 15.6, 15.7, 15.8, 15.11, 15.13, and 15.14, the last two sentences of Section 8.1, and Articles II, XII, and XIV of this Agreement shall survive any termination of this Agreement and shall remain in full force and effect.
ARTICLE XIV
GUARANTEE
     14.1 Guarantee.
          (a) Guarantor hereby irrevocably, unconditionally and absolutely guarantees as a primary obligor and not as a surety, to Sellers the full and timely payment and due and punctual performance and discharge of all of Purchaser’s obligations under this Agreement and the Ancillary Agreements existing on the date hereof or hereafter of any kind or nature whatsoever, including the due and punctual payment of the Purchase Price and any other amount that Purchaser is or may become obligated to pay pursuant to this Agreement or the Ancillary Agreements (collectively, the “Obligations”). The guarantee under this Section 14.1 is an unconditional, irrevocable and absolute guaranty of timely payment and performance of the Obligations and not merely of collection. If for any reason whatsoever the Obligations shall not be fully and timely paid or performed, Guarantor shall promptly honor and perform its obligations to Sellers hereunder upon demand.
          (b) To the fullest extent permitted by Applicable Law, the obligations of Guarantor hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by, (i) any change in the structure or ownership of Purchaser or Guarantor or the bankruptcy, insolvency, reorganization, dissolution, liquidation, or other similar proceeding relating to Purchaser, Guarantor or any Affiliate of either Purchaser or Guarantor; (ii) any neglect, delay, omission, failure or refusal of Purchaser or Sellers to take or prosecute any action in connection with this Agreement, the Ancillary Agreements or any other agreement, delivered in connection herewith or therewith; (iii) any extension, compromise, settlement, renewal or waiver of the time for any performance of or compliance with any of the Obligations; (iv) the existence of any claim, set-off or other right which Guarantor may have against Purchaser, Sellers or any other Person, whether in connection herewith or any unrelated transaction; (v) any invalidity or unenforceability of the Obligations; or (vi) any other act (other than prior full and indefeasible payment in cash and timely performance of the Obligations) or omission or delay by Purchaser or Sellers or any other Person that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Guarantor hereunder.
          (c) In connection with this Section 14.1, Guarantor unconditionally waives: (i) any right to receive demands, protests, or other notices of any kind or character whatsoever, as the same may pertain to Purchaser; (ii) any right to require Sellers to proceed first against Purchaser or to exhaust any security held by Sellers or to pursue any other remedy; (iii) any defense based upon an election of remedies by Sellers; (iv) any duty of Sellers to advise

Guarantor of any information known to Sellers regarding Purchaser or its ability to perform under this Agreement or any Ancillary Agreement; (v) all suretyship and other defenses of every kind and nature; (vi) all rights to and benefits under any defense based on or arising out of the voluntary or involuntary bankruptcy, insolvency, liquidation, dissolution, receivership, or other similar proceeding affecting Purchaser, or lack of capacity of Purchaser, which Purchaser or Guarantor may have to performance of any of the Obligations; (vii) notice of the creation of any Obligation or any notice of or proof of reliance by Sellers upon this Section 14.1 (the Obligations shall conclusively be deemed to have been created, contracted, incurred or renewed, extended, amended or waived in reliance upon this Section 14.1 and all dealings between Purchaser or Guarantor and Sellers shall be conclusively presumed to have been had or consummated in reliance upon this Section 14.1) or any notice of any other facts that may come to the attention of Sellers or Guarantor regarding the financial position of Purchaser; (viii) requirements of promptness or diligence on the part of Sellers; (ix) requirements on the part of Sellers to mitigate the damages resulting from any default hereunder or under the Obligations; (x) notice of acceptance hereof, of any action taken or omitted in reliance hereon, of any defaults by Purchaser in the payment or performance of the Obligations; (xi) all notices which may be required by Law or otherwise to preserve any of the rights of Sellers against Guarantor; and (xii) any other act or omission or thing or delay to do any other act or thing, which might in any manner or to any extent vary or limit Guarantor’s obligations hereunder or which might otherwise operate as a discharge of Guarantor.
          (d) The obligations of Guarantor hereunder are primary, absolute, unconditional and irrevocable and will not be discharged by, and this Section 14.1 shall remain in full force and effect notwithstanding: (a) the assignment, conveyance or other transfer by Purchaser of any or all of its Obligations; (b) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution or similar proceedings with respect to Purchaser; (c) any other occurrence whatsoever, except timely full and indefeasible payment and timely performance in full of all Obligations; or (d) any other circumstances whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or which might otherwise limit recourse against Guarantor.
          (e) The obligations of Guarantor under this Section 14.1 shall be automatically reinstated if and to the extent that for any reason any payment or other performance by or on behalf of Purchaser in respect of the Obligations is rescinded or must be otherwise restored, and Guarantor agrees that it will indemnify Sellers on demand for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Sellers in connection with such rescission or restoration. If in connection with the foregoing, Sellers are required to refund part or all of any payment of Purchaser, such payment by Sellers shall not constitute a release of Guarantor from any liability hereunder, and Guarantor’s liability hereunder shall be reinstated to the fullest extent allowed under Applicable Law and shall not be construed to be diminished in any manner.
          (f) Guarantor shall not be entitled to be subrogated to any of the rights of Sellers against Purchaser or any collateral, security or guarantee or right of set-off held by Sellers for the payment or performance of the Obligations, nor shall Guarantor seek or be entitled to seek any reimbursement from Purchaser in respect of performance made by Guarantor hereunder, until the Obligations are indefeasibly paid and performed in full.
          (g) If any claim arising under or related to this Agreement or the Ancillary Agreements is reduced to judgment denominated in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (collectively the “Obligations Currency”), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated at the spot rate for the purchase of the Obligations Currency with the Judgment Currency based on the daily noon day rate quoted by JPMorgan Chase Bank, N.A. (any costs of exchange payable in connection with such purchase shall be paid by Guarantor). Guarantor shall indemnify Sellers and hold Sellers harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by Guarantor.
          (h) All payments whatsoever made by the Guarantor under this Agreement and the Ancillary Agreement will be in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or Taxing Authority of or in such jurisdiction) (hereinafter a “Non-US Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law. If any deduction or withholding for any Tax of a Non-US Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by Guarantor under this Agreement or the Ancillary Agreements, Guarantor will pay to the relevant Non-US Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to the Sellers such additional amounts as may be necessary in order that the net amounts paid to the Sellers pursuant to the terms of this Agreement or the Ancillary Agreements after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Ancillary Agreements before the assessment of such Tax.
          (i) This Section 14.1 shall survive the Closing and shall remain in full force and effect. Guarantor agrees to indemnify and hold Sellers harmless from and against and to pay on demand all out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by or on behalf of Sellers in any way relating to the collection and/or enforcement of Guarantor’s obligations under this Section 14.1.
     14.2 Limitation. Each of the Sellers hereby acknowledges and agrees that, notwithstanding anything to the contrary contained herein, Guarantor is not a guarantor or surety of, and does not guarantee, any of the obligations of Purchaser under the Purchaser Promissory Note.

ARTICLE XV
MISCELLANEOUS
     15.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants or other agreements of the parties made herein, in the Seller Disclosure Schedule with respect to Sellers, in any Ancillary Agreement or any other agreement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants or other agreements, shall survive the Closing except for those covenants and agreements contained herein and therein, which, by their terms, contemplate performance in whole or in part after the Closing, which shall survive in accordance with their terms (including, for the avoidance of doubt, Sections 8.1, 8.5, 8.6, and 8.10(f) and Articles IX, X, XII and XIV).
     15.2 Remedies. Purchaser and Guarantor acknowledge and agree that the only remedy for breach of any representation or warranty made by Sellers, or any covenant required to be performed by Sellers prior to the Closing, shall be Purchaser’s option to terminate this Agreement pursuant to and to the extent permitted by Section 13.1, to receive the Deposit to the extent permitted by Section 4.2, to receive the expense reimbursement to the extent permitted by Section 13.2(b)(v) and to receive a release to the extent permitted by Section 2.1. Notwithstanding the foregoing, each party acknowledges and agrees that the other parties would be irreparably damaged if any provision of this Agreement is not performed in accordance with its specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, prior to the termination of this Agreement pursuant to Section 13.1 or otherwise, in addition to any other right or remedy to which each party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any provision of this Agreement, without posting any bond or other undertaking. In any successful action for damages, Sellers shall be entitled to recover their demonstrated legal damages, which shall not be limited to out of pocket costs in pursuing the transaction contemplated by this Agreement.
     15.3 Bankruptcy Court Approval. The obligations of Sellers under this Agreement are subject to approval of the Bankruptcy Court to the extent (and only to the extent) required by Law.
     15.4 Expenses. Except as otherwise set forth in this Agreement, Sellers, Purchaser and Guarantor shall each bear their own expenses (including attorneys’ fees) incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements and each other agreement, document and instrument contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby. In addition, Purchaser shall pay at Closing (i) all premiums and other costs associated with each Title Report and each Title Policy and any endorsements thereto, including any search and exam fees, (ii) all premiums and other costs for any mortgagee policy of title insurance, including any endorsements or deletions, (iii) the cost to obtain each Survey and the costs associated with any modifications, updates or recertifications of an existing Survey, to the extent one is available, (iv) all of the Title Company’s escrow and closing fees, if any, (v) all recording fees, (vi) the documentary fee payable at the time of recording the Deeds, the Leasehold Deeds and the Assignment and

Assumption of Ground Lease Agreement and (vii) any transfer tax imposed by the City, County or State in which the Real Property is located to the extent the Bankruptcy Court requires such transfer taxes to be paid. Any other costs and expenses of Closing not provided for in this Section 15.4 or in other provisions of this Agreement shall be allocated between Purchaser and Seller in accordance with the custom in the county in which the Real Property is located.
     15.5 Disclosure Schedules. For purposes of the representations and warranties of Sellers contained herein, disclosure in any section of the Seller Disclosure Schedule of any facts or circumstances shall be deemed to be adequate disclosure of such facts or circumstances with respect to the representations or warranties made by Sellers in the corresponding section of Article VI of this Agreement, unless it is readily apparent on the face of the disclosure contained in such section of the Seller Disclosure Schedule that such disclosure is applicable to another section of Article VI of this Agreement. Any information provided in the Seller Disclosure Schedule is solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge or enhance any of the representations or warranties of Sellers. The inclusion of any information in any section of the Seller Disclosure Schedule or other document delivered by the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
     15.6 Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH, THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).
     15.7 Submission to Jurisdiction; Consent to Service of Process.
          (a) Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all Legal Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 15.13; provided, however, that if the Bankruptcy Cases have been closed, the parties agree to file any such claim or dispute in the United States District Court for the Northern District of Texas and any appellate court thereof.
          (b) The parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in any court specified in paragraph (a) above, or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 15.13. Each of the Purchaser and Guarantor has appointed Corporation Service Company to receive for it, and on its behalf, service of process in the United States.
     15.8 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     15.9 No Right of Set-Off. Each of Purchaser and Guarantor for itself and for its Subsidiaries, Affiliates, successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Purchaser, Guarantor or any of their respective Subsidiaries, Affiliates, successors and assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser or Guarantor pursuant to this Agreement, any Ancillary Agreement or any other document or instrument delivered by Purchaser or Guarantor in connection herewith.
     15.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     15.11 Entire Agreement; Amendments and Waivers. This Agreement (including the Seller Disclosure Schedule and exhibits hereto), the Confidentiality Agreement and the Ancillary Agreements represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The parties acknowledge that all parties, through their legal counsel, played an equal role in drafting and/or had an equal opportunity to review and/or modify the provisions set forth in this Agreement. Thus, in the event of any misunderstanding, ambiguity, or dispute concerning this Agreement’s provisions, or interpretations, no rule of construction shall be applied that would result in having this Agreement interpreted against any party.
     15.12 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.
     15.13 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered personally or by prepaid overnight courier, with a record of receipt or (ii) the day of transmission, if sent by facsimile during regular business hours, or the day after transmission, if sent after regular business hours (with a copy promptly sent by prepaid overnight courier with record of receipt or by certified mail, return receipt requested), to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to Sellers, to:
ASARCO LLC
5285 East Williams Circle, Suite 2000
Tucson, Arizona 85711
Attention: Joseph F. Lapinsky
Telephone: (520) 798-7728
Facsimile: (520) 798-7781
With a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
2001 Ross Avenue Suite 800
Dallas, Texas 75201
Attention: Jack Kinzie
Telephone: (214) 953-6727
Facsimile: (214) 661-4727

If to Purchaser or Guarantor, to:
Sterlite (USA), Inc.
c/o Sterlite Industries (India) Ltd
Vedanta, 75 Nehru Road
Vile Parle (East)
Mumbai — 400 099
India
Attention: Sanjay Khattry
Telephone: +91 22 6646 1310
Facsimile: +91 22 6646 1450
With a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: Douglas P. Bartner
Telephone: (212) 848-8190
Facsimile: (646) 848-8190
If to Purchaser or Guarantor for service of process (which may be made by registered mail):
Corporation Service Company
2711 Centerville Road Suite 400
Wilmington, Delaware 19808
Attention: Sterlite (USA), Inc. or Sterlite Industries (India) Ltd. (as applicable)
Telephone: (302) 636-5401
     15.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     15.15 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of Sellers, Purchaser or Guarantor (by operation of Law or otherwise) without the prior written consent of each of the other parties hereto (which consent shall not be unreasonably withheld, delayed or conditioned) and any attempted assignment without the required consents shall be void;

provided, however, that any Seller may assign, in whole or in part, all or any rights that it may have under this Agreement to any Person without the prior consent of Purchaser or Guarantor.
     15.16 No Third-Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement, except for the indemnitees identified in Section 3.3.
     15.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLERS:
ASARCO LLC, a Delaware limited liability company
By:	/s/ Joseph F. Lapinsky
Name:	Joseph F. Lapinsky
Title:	Chief Executive Officer and President

AR SILVER BELL, INC., a Delaware corporation
By:	/s/ D.E. McAllister
Name:	D.E. McAllister
Title:	President

COPPER BASIN RAILWAY, INC., a Delaware corporation
By:	/s/ D.E. McAllister
Name:	D.E. McAllister
Title:	Vice President

ASARCO SANTA CRUZ, INC., a Delaware corporation
By:	/s/ D.E. McAllister
Name:	D.E. McAllister
Title:	President

PURCHASER: STERLITE (USA), INC.
By:	/s/ C.V. Krishnan
Name:	C.V. Krishnan
Title:	President

GUARANTOR: STERLITE INDUSTRIES (INDIA) LTD.
By:	/s/ C.V. Krishnan
Name:	C.V. Krishnan
Title:	Managing Director (Power)